Exhibit 10.4

Execution Version

CREDIT AND GUARANTY AGREEMENT

dated as of March 3, 2011

among

EURAMAX INTERNATIONAL, INC.,
as Company,

EURAMAX HOLDINGS, INC.

and

CERTAIN SUBSIDIARIES OF EURAMAX INTERNATIONAL, INC.,

as Guarantors and

THE LENDERS PARTY HERETO FROM TIME TO TIME

i

(Continued)

(Continued)

(Continued)

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of March 3, 2011, is entered into by and among EURAMAX INTERNATIONAL, INC., a Delaware corporation (“Company”), EURAMAX HOLDINGS, INC. and CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors and the Lenders party hereto from time to time.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Initial Lenders have previously made loans to the Company (or its Affiliates) (the “Existing Lender Loans”) pursuant to that certain Amended and Restated First Lien Credit and Guaranty Agreement (the “Existing First Lien Credit Agreement”), dated as of June 29, 2009 by and among the Company, Euramax Holdings Limited, Euramax International Holdings B.V., Euramax Netherlands B.V., Euramax Europe B.V. (collectively, the “Existing First Lien Credit Agreement Borrowers”), certain subsidiaries of the Company and General Electric Capital Corporation, as agent for the parties thereto;

WHEREAS, the Existing First Lien Credit Agreement Borrowers intend to repay the Existing First Lien Credit Agreement in full with the proceeds of the First Lien Facility on the Closing Date;

WHEREAS, the Company has requested, and the Initial Lenders have agreed, that the Initial Lenders shall, in lieu of receipt of the cash payment due to them on account of the Designated Existing Lender Loans (as defined below) pursuant to which the Company is the sole borrower, exchange such Designated Existing Lender Loans for the Loans in accordance with the terms of this Agreement;

WHEREAS, the Company has requested, and the Initial Lenders have agreed, that the Initial Lenders shall advance additional funds, if any, to the Company in accordance with the terms of this Agreement; and

WHEREAS, each of the Guarantors is willing to guaranty the obligations of the Company under this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, subject to the conditions hereof, the parties hereto agree as follows.

SECTION 1.                                                    DEFINITIONS AND INTERPRETATION

1.1.   Definitions.  The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Bank Products Agreements” means any bank products agreements (including, without limitation, credit cards, debit cards, stored value cards and the processing of payments and other administrative services with respect to any of the foregoing) entered into with any lender under the ABL Credit Facility, its Affiliates or any other person permitted under the ABL Credit Facility.”

“ABL Cash Management Agreements” means any cash management or other bank products agreements entered into with any lender under the ABL Credit Facility, its Affiliates or any other person permitted under the ABL Credit Facility.

“ABL Credit Facility” means that certain Amended and Restated Senior Secured Revolving Credit and Guaranty Agreement, to be dated as of the Closing Date, among the borrowers and guarantors named therein (which may include the Company and the Guarantors as borrower, co-borrower, guarantor, obligor, co-obligor or otherwise), the lenders and agents from time to time party thereto, and Regions Bank, as administrative agent, and any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended, restated, adjusted, waived, renewed, modified, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, restatement, adjustment, waiver, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions (whether as agents or lenders) or otherwise and any one or more indentures, note purchase agreements, credit facilities, commercial paper facilities, or other financing arrangements or agreements that replace, refund or refinance all or any part of the loans, notes, or other commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or other financing arrangements or agreements that increases the amount borrowable or issuable thereunder or alters the maturity thereof.

“ABL Debt” means Indebtedness under the ABL Credit Facility, the ABL Documents, the ABL Bank Products Agreements, the ABL Hedge Agreements and the ABL Cash Management Agreements.

“ABL Documents” means the ABL Credit Facility, any additional credit agreement, note purchase agreement, indenture or other agreement related thereto and all other loan or note documents, collateral or security documents, notes, guarantees, instruments and agreements governing or evidencing, or executed or delivered in connection with, the ABL Credit Facility, including the ABL Bank Products Agreements, the ABL Hedge Agreements and the ABL Cash Management Agreements, as such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time (including successive amendments, supplements, modifications, restatements, replacements, renewals, refundings, restructurings, increases and refinancings).

“ABL Hedge Agreements” means any hedge agreements entered into with any lender under the ABL Credit Facility, its Affiliates or any other person permitted under the ABL Credit Facility.

“ABL Obligations” means all indebtedness, liabilities and obligations (of every kind or nature) incurred or arising under or relating to the ABL Documents and all other obligations in respect thereof.

“Acquired Debt” means, with respect to any specified Person:

(1)   Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)   Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

“Administrative Agent” means any Person (i) selected by the Company and (ii) acceptable to the Initial Lenders who accepts an appointment as “Administrative Agent” hereunder and executes a joinder hereto in form and substance acceptable to the Company and the Initial Lenders (together with its permitted successors and assigns).

“Administrative Agent’s Fee Letter” means any agreement between the Administrative Agent and the Company in respect of fees payable to the Administrative Agent for its services in connection with this Agreement.

“Adverse Proceeding” means any claim, litigation, demand, action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or by any other Person, whether pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of their Subsidiaries.

“Advisor” as defined in Section 5.6.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that the Initial Lenders shall not be Affiliates of Holdings and its Subsidiaries for purposes of this Agreement.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Alternative Transaction” means any financing transaction or series of financing transactions entered into prior to May 16, 2011 that refinances, replaces, is substituted for, amends and restates or is an alternative to the Existing First Lien Credit Agreement, other than the First Lien Facility and this Agreement.

“Alternative Transaction Fee” as defined in Section 11.26(a).

“Alternative Transaction Notification” as defined in Section 11.26(b).

“Asset Sale” means:

(1)   the sale, lease (other than operating leases in the ordinary course of business), conveyance or other disposition of any property or assets, other than Equity Interests of the Company; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and the Company’s Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 2.14(a) of this Agreement and/or the provisions of Section 6.5 of this Agreement and not by the provisions of the covenant in Section 6.7 of this Agreement; and

(2)   the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)   any single transaction or series of related transactions or Event of Loss that involves property or assets having a fair market value of less than $5.0 million;

(2)   a transfer of property or assets between or among the Company, its Restricted Subsidiaries and any Guarantor;

(3)   an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary thereof;

(4)   the sale, lease, assignment, license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)   the sale or other disposition of cash or Cash Equivalents;

(6)   a Restricted Payment that is permitted by Section 6.3 of this Agreement or a Permitted Investment;

(7)   any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or unnecessary for use in connection with the business of the Company or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(8)   the licensing or sub-licensing of intellectual property in the ordinary course of business or consistent with past practice;

(9)   any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by the indenture or the note documents;

(10) any issuance, sale, or transfer of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(12) foreclosures, condemnations or any similar action on assets;

(13) the lease, assignment or sublease of any real or personal property in the ordinary course of business; and

(14) sales of accounts receivable, or participations therein, and any related assets, in connection with any Permitted Receivables Financing.

“Assignment Agreement” means an Assignment and Assumption Agreement in form and substance reasonably satisfactory to the Initial Lenders and the Company, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 11.6(b).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if the sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Beneficiary” means the Administrative Agent and each Lender.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation, or a duly authorized committee thereof, (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership, and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)   90% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the month preceding such date that were not more than 60 days past due; plus

(2)   85% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of the end of the month preceding such date.

“business day” or “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the city of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)   in the case of a corporation, corporate stock;

(2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)   United States dollars;

(2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition;

(3)   time deposits, demand deposits, money market deposits, certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million (or $100.0 million in the case of a non-U.S. bank).

(4)   repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)   commercial paper rated at least P-1 by Moody’s Investors Service, Inc. or at least A-1 by Standard & Poor’s Rating Services (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition;

(6)   marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s or AAAm by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency);

(7)   securities issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof, maturing within two years from the date of acquisition thereof and having an investment grade rating from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services;

(8)   money market funds (or other investment funds) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition;

(9)   (a)  Euros or any national currency of any participating member state of the EMU;

(b)   local currency held by the Company or any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(c)   securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which the Company or any of its Restricted Subsidiaries is organized or is conducting business having maturities of not more than one year from the date of acquisition; and

(d)   investments of the type and maturity described in clauses (3) through (8) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses.

“Certificate re Non-Bank Status” means a certificate in form and substance reasonably satisfactory to the Initial Lenders and the Company.

“Change of Control” means the occurrence of any of the following:

(i)            the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(ii)           the adoption of a plan relating to the liquidation or dissolution of the Company (unless, after such liquidation or dissolution, Holdings assumes all of the obligations of the Company under this Agreements for the benefit of the holders of the Loans);

(iii)          any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act, except that in no event shall the parties to the Stockholders Agreement be deemed a “group” solely by virtue of being parties to the Stockholders Agreement as in effect on the date hereof), other than one or more Permitted Holders or a Permitted Group has become the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(iv)          the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors; or

(v)           a “Change of Control” shall have occurred under the Notes Indenture.

provided, however, that a transaction in which Holdings becomes a Subsidiary of another Person (other than a Person that is an individual) shall not constitute a Change of Control if (a) the shareholders of Holdings immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding Voting Stock of Holdings, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than such other Person (but including the holders of the Capital Stock of such other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 35% of the voting power of the outstanding voting stock of Holdings; and provided, further, however, that any transaction in which the Company remains a Wholly Owned Restricted Subsidiary of Holdings, but one or more intermediate holding companies between Holdings and the Company are added, liquidated, merged or consolidated out of existence, shall not constitute a Change of Control.  A person or group shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“Change of Control Prepayment” as defined in Section 2.14.

“Change of Control Prepayment Date” as defined in Section 2.14.

“Change of Control Offer” as defined in Section 2.14.

“Closing Date” means the date on which the conditions specified under Section 3.1 hereof are satisfied or waived.

“Commission” means the United States Securities and Exchange Commission and any successor organization.

“Commitments” means the commitment of the Initial Lenders on the Closing Date in an amount set forth opposite such Initial Lender’s name on Schedule 1.

“Company” as defined in the preamble hereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)   provision for taxes based on income or profits or capital gains of such Person and its Restricted Subsidiaries for such period, including without limitation state, franchise and similar taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued during such period (including, without duplication, the amount of any payments made pursuant to clauses 12(a) and 12(b) of paragraph (B) under Section 6.3 of this Agreement), to the extent that such provision for taxes or payment was deducted in computing such Consolidated Net Income; plus

(2)   Fixed Charges of such Person and its Restricted Subsidiaries for such period (including without limitation (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)   depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization was deducted in computing such Consolidated Net Income; plus

(4)   any other non-cash expenses or charges, including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash expense or charge that was paid in a prior period); plus

(5)   the amount of any integration costs or other business optimization expenses or costs deducted (and not added back) in such period in computing Consolidated Net Income incurred in connection with acquisitions, including any costs related to the closure and/or consolidation of facilities, and severance and relocation cost; plus

(6)   the amount of any minority interest expense consisting of income of a Restricted Subsidiary attributable to minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(7)   any extraordinary, non-recurring or unusual gain or loss or expense, together with any related provision for taxes, to the extent deducted in computing such Consolidated Net Income; plus

(8)   the amount of cash restructuring charges not to exceed (x) $10.0 million in any twelve-month period and (y) $25.0 million in the aggregate (through the maturity of the Notes), to the extent deducted in computing such Consolidated Net Income; minus

(9)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)   the Net Income of any Person, other than the specified Person, that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting shall not be included, except that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are paid in cash (or to the extent converted into cash) or Cash Equivalents to the specified Person or a Restricted Subsidiary thereof during such period;

(2)   solely for the purpose of determining the amount available for Restricted Payments under clause 3(a) of Section 6.3(a) hereof, the Net Income of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(3)   the cumulative effect of a change in accounting principles shall be excluded;

(4)   any amortization of fees or expenses that have been capitalized shall be excluded;

(5)   non-cash charges relating to employee benefit or management compensation plans of the Company or any Restricted Subsidiary thereof or non-cash pension expenses or non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the members of the Board of Directors of Holdings, any direct or indirect parent of the Company, or the Company or officers or employees of Holdings, any direct or indirect parent of the Company, or the Company and its Restricted Subsidiaries shall be excluded (other than in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period);

(6)   any non-recurring charges or expenses incurred in connection with the Refinancing Transaction shall be excluded;

(7)   any non-cash restructuring charges shall be excluded;

(8)   any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded;

(9)   any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any sale of assets outside the ordinary course of business of such Person or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or (c) the extinguishment of any Indebtedness or Hedging Obligations or other derivative instruments of such Person or any of its Restricted Subsidiaries, shall, in each case, be excluded;

(10) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall, in each case, be excluded;

(11) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP, including without limitation the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments;

(12) any fees and expenses incurred during such period, or any amortization or writeoff thereof or writeoff for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, financing transaction or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, shall be excluded;

(13) accruals and reserves that are established or adjusted within 12 months of the date of original issue of the notes that are so required to be established or adjusted as a result of the Refinancing Transaction in accordance with GAAP shall be excluded;

(14) unrealized gains and losses related to Hedging Obligations shall be excluded;

(15) the Net Income will be reduced by the amount of any payments made pursuant to clauses 12(a) through 12(d) of paragraph (B) under Section 6.3 of this Agreement;

(16) any gain or loss realized upon the termination of any employee benefit plan together with any related provision for taxes (or the tax effect of any such termination) shall be excluded;

(17) gains or losses resulting from the translation into U.S. dollars of long term and intercompany obligations; and

(18) amortization of any amounts required or permitted by SFAS 141(R) (including non-cash write-ups or non-cash charges relating to inventory and fixed assets) or SFAS 142 (including non-cash charges related to intangible assets and goodwill) to be recorded on such Person’s balance sheet.

“Consolidated Secured Debt Ratio” means, as of any date, the ratio of (a) Consolidated Secured Indebtedness of the Company and the Restricted Subsidiaries as of such date, less an amount equal to the positive difference (if any) between (i) the aggregate cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date and (ii) $15,000,000, to (b) the aggregate amount of Consolidated Cash Flow of the Company and the Restricted Subsidiaries for the period of four consecutive full fiscal quarters most recently ended for which internal financial statements are available, with such pro forma adjustments to Consolidated Secured Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio. For purposes of this calculation, (i) the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes and (ii) the amount of debt outstanding under any Credit Facility as of any date of determination shall include the amount available for borrowing thereunder whether or not borrowed.

“Consolidated Secured Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness secured by Liens.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available (giving pro forma effect to any acquisitions or dispositions of assets or properties that have been made by the specified Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet, including through mergers or consolidations).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capital Lease Obligations, Obligations in respect of financing of receivables, Attributable Debt in respect of Sale and Lease Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (y) any undrawn letters of credit and (z) any intercompany Indebtedness) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and preferred stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis. For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who (i) was a member of such Board of Directors on the Closing Date, or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Contribution Indebtedness” means Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount equal to the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Subsidiary Guarantor after the Closing Date; provided that:

(1)   such cash contributions have not been used to make a Restricted Payment, and

(2)   such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.

“controlled foreign corporation” means a (i) controlled foreign corporation within the meaning of Section 957(a) of the Internal Revenue Code and (ii) New Holdco BV and any of its Subsidiaries.

“Counterpart Agreement” means a Counterpart Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Company delivered by a Domestic Subsidiary pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Promissory Notes, if any, the Holdings Guaranty, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of the Administrative Agent or any Lender in connection herewith.

“Credit Facilities” means one or more debt facilities (including, without limitation, the ABL Credit Facility), credit agreements, commercial paper facilities, note purchase agreements, indentures, factoring agreements, receivables purchase/sale or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables and including Permitted Receivables Financings), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise.

“Credit Document Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Administrative Agent, the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees (including prepayment fees), expenses, indemnification or otherwise.

“Credit Party” means each Person (other than any Agent or any Lender or any representative thereof), from time to time party to a Credit Document and their respective successors and assigns, including Holdings, Company and the Subsidiary Guarantors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Existing Lender Loans” means as to any Existing Lender, such Lender’s Existing Lender Loans that such Lender shall designate in a notice to the Company and Administrative Agent as being satisfied, in lieu of cash repayment due to it, by its receipt of Loans hereunder in accordance with Section 2.1(a).

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of Holdings, the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Company or any of their Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings, the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control (or similarly defined term) or an Asset Sale (or similarly defined term) shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.3 hereof.  The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 91 days after the date on which the notes mature.  Disqualified Stock shall not include Capital Stock which is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent” means (i) with respect to an amount denominated in Euros on any date, the amount of Dollars that may be purchased with such amount of Euros at the Spot Exchange Rate on such date, (ii) with respect to an amount denominated in Sterling on any date, the amount of Dollars that may be purchased with such amount of Sterling at the Spot Exchange Rate on such date and (iii) with respect to an amount denominated in Dollars on any date, the principal amount thereof.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“E-Fax” means any system used to receive or transmit faxes electronically.

“EN BV” means Euramax Netherlands B.V.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund and (ii) any other Person acceptable to Administrative Agent which extends credit or buys loans in the ordinary (it being understood and agreed that the Administrative Agent’s acceptance of an assignment shall only be delayed or withheld as a result of such Person failing to deliver customary and necessary transfer documents or such assignment violating applicable law); provided, neither Company or any of its Subsidiaries or Holdings shall be an Eligible Assignee.

“Environmental Claim” means any Adverse Proceeding, notice, notice of violation, liability, loss, decree, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, supranational, national, federal, state, provincial or local (or any subdivision) statutes, laws, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities, including any common law, relating to (i) any Hazardous Materials Activity; (ii) the protection of the environment, including any natural resources, (iii) the Release, threatened Release, generation, use, storage, transportation, handling, or disposal of, or exposure to, Hazardous Materials; or (iv) occupational safety and health, industrial hygiene, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by either Administrative Agent or any other Person, providing for access to data protected by passcodes or other security system.

“Euro” and “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Contribution” means net cash proceeds received by the Company and its Restricted Subsidiaries as capital contributions after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Stock) of the Company (or Holdings or a direct or indirect parent of the Company to the extent contributed to the Company), in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate and not previously included in the calculation set forth in clause (3)(b) of Section 6.3(A) hereof for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means any Subsidiary that is:

(1)   a controlled foreign corporation;

(2)   a Subsidiary of a controlled foreign corporation; and

(4)  a Restricted Subsidiary of the Company; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $1.0 million and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (3) for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements for the Company are available, as reflected on such income statements, do not in the aggregate exceed $5.0 million

For the sake of clarity, (i) New US LLC 1, which upon the consummation of the offering of the Notes will be a Subsidiary of New Holdco BV and (ii) New US LLC 2, which upon consummation of the offering of the Notes will be a Subsidiary EN BV, shall each be an Excluded Subsidiary, and each shall not be a Guarantor as of the Closing Date.

“Existing First Lien Credit Agreement” as defined in the Recitals.

“Existing First Lien Credit Agreement Borrowers”

“Existing Lender Loans” as defined in the Recitals.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.  For purposes of determining compliance with the provisions of this Agreement, unless provided otherwise, any determination that the fair market value of assets other than cash or Cash Equivalents is equal to or greater than $25.0 million will be made by the Company’s or Holdings’ Board of Directors and evidenced by a resolution thereof and set forth in an Officers’ Certificate.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as such Sections are in effect as of the date of this Agreement (or any successor or amended version that is analogous), including any regulation, or official interpretation thereof issued after the date of this Agreement.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Lien Facility” means the Notes Indenture and the Indebtedness issued pursuant to the Notes Indenture on the Closing Date, not to exceed $400 million in the aggregate.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on the last Friday of each calendar year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, retires or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any receivables financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period unless such Indebtedness has been permanently repaid and has not been replaced) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, retirement or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)   Investments, acquisitions, dispositions, mergers, consolidations, business restructurings, operational changes and any financing transactions relating to any of the foregoing (collectively, “Relevant Transactions”), in each case that have been made by the specified Person or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, including Pro Forma Cost Savings, if applicable; if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the Company or was merged with or into the Company or any Restricted Subsidiary thereof since the beginning of such period shall have made any Relevant Transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Relevant Transaction had occurred at the beginning of the applicable four-quarter period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, including Pro Forma Cost Savings;

(2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4)   consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.  Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.  Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent deducted (and not added back) in computing Consolidated Net Income, including, without limitation, (a) amortization of original issue discount, (b) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (c) the interest component of any deferred payment obligations, (d) the interest component of all payments associated with Capital Lease Obligations, (e) imputed interest with respect to Attributable Debt, (f) commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and (g) net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, but in each case excluding (v) accretion of accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment or other financing fees; plus

(2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)   any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, and all cash dividends on any series of preferred stock of any Restricted Subsidiary of such Person, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, less

(5)   interest income for such period,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign ABL Guarantee” means a Guarantee by the Company or a Subsidiary Guarantor of any Indebtedness under asset-based facilities (the borrowings under which are limited by the “borrowing base” or a similar concept) of Foreign Subsidiaries; provided, however, that any payment under such Guarantee shall not be permitted under clause (13) of the definition “Permitted Investment” and shall require an independent exception to Section 6.3.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Closing Date. For clarity purposes, in determining whether a lease is a capitalized lease or an operating lease and whether interest expense exists, such determination shall be made in accordance with GAAP as in effect on the Closing Date. At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the indenture); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in the indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.  The Company shall give notice of any such election made in accordance with this definition to the Requisite Lenders.

“Governmental Act” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any foreign or domestic, federal, state, provincial, municipal, supranational, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court.

“Governmental Authorization” means any permit, license, waiver, approval, authorization, plan, directive, consent order or consent decree of or from, or issued by, any Governmental Authority.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantors” means:

(1)   Holdings;

(2)   each direct or indirect Wholly Owned Restricted Subsidiary of the Company (other than Excluded Subsidiaries);

(3)   any other Restricted Subsidiary of the Company that has issued a guarantee of any other Indebtedness of the Company or any Guarantor (including the First Lien Facility) or otherwise is an obligor under the ABL Credit Facility; and

(4)   any other Restricted Subsidiary of the Company that executes a Guarantee of the Credit Document Obligations in accordance with the provisions of this Agreement;

and their respective successors and assigns until released from their obligations under their Loan Guarantees and this Agreement in accordance with the terms of this Agreement.

“Hazardous Materials” means any liquid, solid or gaseous chemical, material, waste or substance which is prohibited, limited or regulated as hazardous or toxic or as a pollutant or contaminant pursuant to any Environmental Law or by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment, including, without limitation, asbestos, petroleum and any breakdown constituents or derivatives, polychlorinated biphenyls, radioactive substances or radon.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, emission, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of, or exposure to, any Hazardous Materials, in each case, reasonably likely to give rise to liability under, or to be in violation of, Environmental Law, and any Remedial Action.

“Hedge Agreements” means:

(1)   interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping interest rate risk either generally or under specific contingencies;

(2)   foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging, mitigating or swapping foreign currency exchange rate risk either generally or under specific contingencies; and

(3)   commodity swap agreements, commodity cap agreements or commodity collar agreements designed for the purpose of fixing, hedging, mitigating or swapping commodity risk either generally or under specific contingencies.

“Hedging Obligations” means the obligations owed by the Company and the Guarantors to the counterparties under the Hedge Agreements, including any guarantee obligations in respect thereof.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Company and its Subsidiaries, for the immediately preceding three Fiscal Years (including the 2010 Fiscal Year), consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Holdings and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the quarterly and year to date period ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdings” means Euramax Holdings, Inc., a Delaware corporation.

“Holdings Guaranty” means a guaranty agreement, in form and substance satisfactory to the Administrative Agent and the Lenders, pursuant to which Holdings unconditionally guarantees the Company’s Obligations under the Credit Documents.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges of the Company or its Restricted Subsidiary as accrued and the amount of any such accretion or payment of interest in the form of additional Indebtedness or additional shares of Disqualified Stock is for all purposes included in the Indebtedness of the Company or its Restricted Subsidiary as accreted or paid.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)   in respect of borrowed money (including, for the avoidance of doubt, the purchase price in respect of any sale of receivables, in a Permitted Receivables Financing or otherwise);

(2)   evidenced by bonds, notes, debentures or similar instruments;

(3)   evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (4), (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement;

(4)   in respect of banker’s acceptances;

(5)   in respect of Capital Lease Obligations and Attributable Debt;

(6)   in respect of the balance deferred and unpaid of the purchase price of any property, except (i) any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(7)   representing Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(8)   representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price.

In addition, the term “Indebtedness” includes (1) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and (2) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.  For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the Company or Holdings.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)   the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)   the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i)           any liability for foreign, federal, state, local or other taxes,

(ii)            performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business,

(iii)            any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five business days of its incurrence,

(iv)           any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

(v)           any indebtedness existing on the Closing Date that has been satisfied and discharged or defeased by legal defeasance, or

(vi)           agreements providing for indemnification, adjustment of purchase price or earnouts or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition or acquisition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received in connection with such transaction.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary pursuant to Environmental Law to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and/or consultants for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person (including the Company, Holdings or any Subsidiary), whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make or making or deemed making of the Loans or agreement to convert the Designated Existing Lender Loans pursuant to which the Company is the sole borrower into Loans or the use or intended use of the proceeds thereof) any enforcement of any of the Credit Documents (including the enforcement of the Loan Guarantee or Holdings Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries or any other Environmental Claim brought against Company or any of its Subsidiaries; provided that Taxes shall be governed by Section 2.20 and shall not be covered under Indemnified Liabilities.

“Indemnitee” as defined in Section 11.3.

“Independent Outside Director” means any Person (a) that is a member of the board of directors of Holdings or any Subsidiary thereof and (b) that is not (i) (x) an Affiliate of Holdings or any Subsidiary (other than solely by virtue of being a director of any such entity), a holder of Capital Stock of Holdings (other than Capital Stock received as compensation for directorship), or any Affiliate of any of the foregoing, (ii) an employee or officer of (x) Holdings or any Subsidiary thereof, a Second Lien Affiliate or an Affiliate of any such Person (other than solely by virtue of being a director of Holdings or any Subsidiary thereof) or (y) any Related Fund or any manager or investment advisor of any Person or Related Fund that holds any Capital Stock of Holdings.

“Initial Lenders” means the Lenders as of the Closing Date.

“Interest Payment Date” means (i) the last Business Day of each March, June, September and December, and (ii) the Maturity Date.

“Interest Period” means the period of time between each successive Interest Payment Date.

“Interest Rate” means (i) if the interest rate (including original issue discount and fees but excluding any selling, brokerage or initial purchaser discount, commissions and fees) of the First Lien Facility is no greater than 10.25%, (a) 12.25% per annum with respect to any Interest Period as to which no PIK Election has been made and (b) 14.25% with respect to any Interest Period as to which a PIK Election has been made and (ii) if the interest rate (including original issue discount and fees but excluding any selling, brokerage or initial purchaser discounts, commissions and fees) of the First Lien Facility is greater than 10.25%, the Interest Rate (including original issue discount and fees but excluding any selling, brokerage or initial purchaser discount, commissions and fees) of the First Lien Facility plus (a) 2.50% per annum with respect to any Interest Period as to which no PIK Election has been made and (b) 4.50% per annum with respect to any Interest Period as to which a PIK Election has been made; provided, that if the Maturity Date of the Loans has been extended beyond five and one-half (5 1/2) years due to the extension of the Stated Maturity of the First Lien Facility such that the Maturity Date occurs six months after the Stated Maturity of the First Lien Facility, the Interest Rate shall be increased as follows: (x) if the Stated Maturity of the First Lien Facility as of the Closing Date is more than five and one-half (5 1/2) years but not more than six (6) years, the rates set forth above shall in each case be increased by an additional 0.50 % per annum and (y) if the Stated Maturity of the First Lien Facility as of the Closing Date is more than six (6) years but not more than seven (7) years, the rates set forth above shall in each case be increased (after giving effect to the increase in the foregoing clause (x) by an additional 0.25% per annum; provided, further, that, without prejudice to the increase in rate contemplated by the immediately preceding proviso (i.e., in addition thereto, to the extent applicable), if the Company elects pursuant to Section 2.1 to cause the Lenders to fund less than the maximum permissible amount of Loans hereunder, then the rates set forth above shall in each case be increased by an additional 1.00% per annum.

“Insolvency or Liquidation Proceeding” means:

(1)   any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to either Company or any Guarantor;

(2)   any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to either Company or any Guarantor or with respect to a material portion of their respective assets;

(3)   any liquidation, dissolution, reorganization or winding up of either Company or any Guarantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4)   any assignment for the benefit of creditors or any other marshalling of assets and liabilities of either Company or any Guarantor.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment Grade Securities” means:

(1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(2)   debt securities or debt instruments with an investment grade rating (but not including any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries);

(3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers and trade credit in the ordinary course of business to the extent they are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers, directors and employees made in the ordinary course of business, and excluding advances set forth in the preceding parenthetical), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  In no event shall a guarantee of an operating lease of the Company or any Restricted Subsidiary be deemed an Investment.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.3 hereof.  The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by the Company or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in the final paragraph of Section 6.3 hereof.

“Lender” means each financial institution that holds one or more Existing Lender Loans and is listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including (1) any conditional sale or other title retention agreement, (2) any lease in the nature thereof, (3) any option or other agreement to sell or give a security interest and (4) any filing, authorized by or on behalf of the relevant grantor, of any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Loan” means each actual and deemed advance by any Lender pursuant to Section 2.1 hereof, including Premium associated with each such actual advance or deemed advance.

“Loan Guarantees” means the guarantees of the Loans pursuant to Section 7 of this Agreement.

“Local Time” shall mean New York City time.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, results of operations, properties, assets or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties taken as a whole to fully and timely perform their Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of the Credit Agreement or any material Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent or any Lender under the Credit Documents.

“Material Contract” means any written contract to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Credit Party” means any Credit Party that represents a material portion of the Credit Parties taken as a whole.

“Maturity Date” means the date that is one-half (1/2) year following the Stated Maturity of the First Lien Facility as of the Closing Date; provided that in no event shall the Maturity Date be later than July 31, 2018, and, provided, further, that the Company, in its sole discretion may fix the Maturity Date on the five and one-half year anniversary of the Closing Date, notwithstanding the Stated Maturity of the First Lien Facility.

“Maximum Available Amount” means, with respect to any Alternative Transaction, 51% of the amount of financing provided by such Alternative Transaction.

“MD&A” means a “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in substantially similar form as Company would be required to file with the Commission if Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

“Moody’s” means Moody’s Investor Services, Inc and any successor to the rating agency business thereto.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred stock.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage or sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, as well as any other reserve established in accordance with GAAP related to pension and other post-employment benefit liabilities, liabilities related to environmental matters, or any indemnification obligations associated with such transaction.

“New Holdco BV” means an entity organized under the laws of the Netherlands to be acquired by the Company on or prior to the Closing Date in connection with the planned restructuring of the Company’s Foreign Subsidiaries.

“New US LLC 1” means a limited liability company organized under the laws of the State of Delaware to be formed by the Company on or prior to the Closing Date in connection with the planned restructuring of the Company’s Foreign Subsidiaries.

“New US LLC 2” means a limited liability company organized under the laws of the State of Delaware to be formed by EN BV on or prior to the Closing Date in connection with the planned restructuring of the Company’s Foreign Subsidiaries.

“Non-Consenting Lender” as defined in Section 2.24.

“Non-U.S. Lender” as defined in Section 2.20(g).

“Notes” means the Senior Secured Notes issued pursuant to the Notes Indenture and any exchange notes issued in exchange or replacement therefor.

“Note Guarantee” means a Guarantee of the Notes pursuant to the Notes Indenture and any exchange Guarantees issued in exchange or replacement therefor.

“Notes Indenture” means the Indenture among the Company, the guarantors named therein and Wells Fargo Bank, National Association dated the closing date relating to the Notes.

“Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) under any Indebtedness.

“Obligee Guarantor” as defined in Section 7.7.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Director of Financial Planning and Analysis, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary, any Executive Vice President, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the principal accounting officer, the Director of Financial Planning and Analysis or the general counsel of the Company that meets the requirements of the indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Requisite Lenders (who may be counsel to or an employee of the Company, any Subsidiary of the Company or the Requisite Lenders that meets the requirements of this Agreement).

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws or memorandum and articles of association (or equivalent), as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, and its operating agreement.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official including an official of a non-U.S. government, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official in such official’s relevant jurisdiction.

“parent of the Company” means any one or more parents of the Company, including, without limitation, Holdings and any Subsidiary of Holdings that owns, directly or indirectly, all or any portion of the Capital Stock of the Company.

“Pari Passu Obligations” has the meaning set forth in Section 6.7 of this Agreement.

“Participant” as defined in Section 11.6(g).

“Participant Register” as defined in Section 11.6(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Replacement Assets or a combination of Replacement Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with the Section 6.7.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Closing Date and other businesses reasonably related, complementary or ancillary thereto and reasonable expansions or extensions thereof.

“Permitted Debt” has the meaning set forth in Section 6.1(b).

“Permitted Group” means any group of Persons that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) and which group includes a Permitted Holder; provided that no single Person (together with its Affiliates) beneficially owns more of the Voting Stock of the Company that is beneficially owned by such group of Persons than is then collectively beneficially owned by the Permitted Holders in the aggregate.

“Permitted Holders” means any officer of Holdings or the Company who owns shares of Holdings’ common stock on the Closing Date, and their family members and relatives and any trusts created for the benefit of such persons and/or their family members and relatives and any estate, executor, administrator or other personal representative or beneficiary of any of the foregoing.

“Permitted Investments” means:

(1)          any Investment in the Company or a Restricted Subsidiary of the Company, including any investment in the Notes or the guarantees thereof; provided that Investments by the Company or any Subsidiary Guarantor in a Restricted Subsidiary that is not a Guarantor shall not exceed an aggregate amount of $35.0 million at any one time outstanding (for clarification, this proviso will not limit Investments by a Restricted Subsidiary that is not a Guarantor in a Restricted Subsidiary that is not a Guarantor);

(2)          any Investment in cash or Cash Equivalents or Investment Grade Securities;

(3)          (A) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)                                  such Person becomes a Subsidiary Guarantor; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary Guarantor;

and, in each case, any Investment held by such Person, provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer; and

(B) any Investment by a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor in a Person, if as a result of such Investment:

(a)                                  such Person becomes a Restricted Subsidiary of the Company; or

(b)                                 such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

and, in each case, any Investment held by such Person, provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer; and

(4)          any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.7;

(5)          Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company, Holdings or any other direct or indirect parent of the Company;

(6)          Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7)          Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(8)          loans or advances to employees of the Company or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the Company or Parent, in an aggregate principal amount of $2.5 million at any one time outstanding;

(9)          Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(10)    other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the Closing Date, not to exceed the greater of (x) $35.0 million and (y) 5.0% of the Company’s Consolidated Total Assets at the time of such Investment;

(11)    any Investment existing on the Closing Date;

(12)    any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(13)    guarantees of Indebtedness of the Company or any Restricted Subsidiary which Indebtedness is permitted under Section 6.1; provided that this clause (13) shall not apply to Guarantees (other than Foreign ABL Guarantees) by the Company or the Subsidiary Guarantors of Indebtedness of Foreign Subsidiaries;

(14)    Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(15)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business; and

(16)    in connection with the Refinancing Transaction and the related restructuring of the Company’s Foreign Subsidiaries, the following Investments: (i) a capital contribution by the Company to New Holdco BV in an amount necessary to repay the Euro-denominated debt of EN BV, a Subsidiary of the Company, together with accrued and unpaid interest, outstanding as of the Closing Date; (ii) a capital contribution by the Company to New US LLC 1 in an amount necssary to repay the GBP-denominated debt of Euramax Holdings Limited, a Subsidiary of the Company, together with accrued and unpaid interest, outstanding as of the Closing Date; (iii) the contribution by the Company of its interest in New US LLC 1 to New Holdco BV; (iv) the contribution by the Company of its interest in Euramax International Holdings Limited to New US LLC 1; and (v) a loan by the Company of up to $230.0 million to New Holdco BV so long as an amount equal to the amount of such loan is distributed or dividended to the Company on or within 30 days following the Closing Date.

“Permitted Liens” means:

(1)                                                          Liens securing Indebtedness under the Credit Facility (including ABL Debt and other ABL Obligations), incurred under clauses (1) and (11) of the definition of “Permitted Debt” under Section 6.1(b);

(2)                                                          Liens securing the Notes;

(3)                                                          Liens in favor of the Company or any Restricted Subsidiary;

(4)                                                          Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with the Company or the Restricted Subsidiary;

(5)                                                          Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(6)                                                          Liens existing on the Closing Date, other than liens to secure the Notes or to secure Obligations under the ABL Credit Facility outstanding on the Closing Date;

(7)                                                          Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement (other than ABL Debt); provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the Indebtedness refinanced with such Permitted Refinancing Indebtedness, and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(8)                                                          Liens to secure (a) Indebtedness (including Capital Lease Obligations) permitted by clause (5) of Section 6.1(b); provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement; and (b) Indebtedness permitted by clause (20(a)) of Section 6.1(b); provided that any such Lien covers only the assets subject to the applicable Sale and Leaseback Transaction.

(9)                                                          Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(10)                                                    Liens to secure the performance of bids, tenders, completion guarantees, public or statutory obligations, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(11)                                                    Liens for taxes, assessments or governmental charges or claims that are not yet overdue or payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision required under GAAP has been made therefor;

(12)                                                    carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(13)                                                    licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(14)                                                    leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(15)                                                    with respect to any leasehold interest where the Company or any Restricted Subsidiary of the Company is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(16)                                                    Liens arising from UCC financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Company or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17)                                                    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(18)                                                    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(6) so long as such Liens are adequately bonded;

(19)                                                    deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)                                                    Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(21)                                                    [INTENTIONALLY OMITTED];

(22)                                                    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under the indenture;

(23)                                                    any extension, renewal or replacement, in whole or in part of any Lien described in clauses (4), (5), (6), (7), (12) through (15), (17), (18) and (22) through (29) of this definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(24)                                                    Liens on cash or cash equivalents securing Hedging Obligations in existence on the Closing Date;

(25)                                                    Liens other than any of the foregoing incurred by the Company, or any Restricted Subsidiary of the Company with respect to Indebtedness or other obligations that do not, in the aggregate, exceed $10.0 million at any one time outstanding (which Indebtedness may constitute Consolidated Secured Indebtedness);

(26)                                                    Liens on Capital Stock issued by, or any property or assets of, any Foreign Subsidiary, New US LLC 1 and/or New US LLC 2 securing (a) Indebtedness incurred by a Foreign Subsidiary, New US LLC 1 and/or New US LLC 2 in compliance with Section 6.1 hereof or (b) Hedging Obligations;

(27)                                                    Liens deemed to exist in connection with Investments in repurchase agreements constituting Cash Equivalents, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(28)                                                    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29)                                                    Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by the indenture; and

The Company may classify (or later reclassify) any Lien in any one or more of the above categories to the extent applicable (including in part in one category and in part another category).

“Permitted Receivables Financing” means any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Company or any of its Restricted Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of the Company or Parent has concluded are customary and market terms fair to the Company and its Restricted Subsidiaries.

“Permitted Refinancing Indebtedness” means:

(A)                                                      any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1)                                  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)                                  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)                                  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Loans or the Loan Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)                                  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Loans or any Loan Guarantees, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Loans or such Loan Guarantees; and

(5)                                  such Indebtedness is incurred either (a) by the Company or any Subsidiary Guarantor or (b) by the Restricted Subsidiary who is the obligor on the

Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(B)                                                        any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock held by the Company or any of its Restricted Subsidiaries); provided that:

(1)                                  the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the liquidation or face value of the Disqualified Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)                                  such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(3)                                  such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity date of, and is contractually subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(4)                                  such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(5)                                  such Disqualified Stock is issued either (a) by the Company or any Subsidiary Guarantor or (b) by the Restricted Subsidiary that is the Company of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“preferred stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

“PIK Portion” means with respect to any Interest Period, an amount of interest on the Loans accruing at the rate of 6.375% per annum.

“Premium” means a fraction, the numerator of which is 100 and the denominator of which is 98.

“Pro Forma Cost Savings” means, with respect to any Relevant Transaction for any period, a reduction in net costs, achievement of integration and other synergies (including, without limitation, improvements to gross margins) and related adjustments in connection with such Relevant Transaction that (1) are directly attributable to the Relevant Transaction and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Closing Date, (2) were actually implemented within 12 months after the date of the Relevant Transaction and prior to the Calculation Date that are supportable and quantifiable by underlying accounting records or (3) in connection with acquisitions only, the Company reasonably determines are expected to be realized within 12 months of the Calculation Date and, in the case of each of (1), (2) and (3), are described, as provided below, in an Officers’ Certificate, measured as if all such reductions in costs and integration and other synergies had been effected as of the beginning of such period.  Pro Forma Cost Savings described above shall be established by a certificate delivered to the Administrative Agent from the Company’s Chief Financial Officer or another Officer authorized by the Board of Directors of the Company or Holdings to deliver an Officers’ Certificate under this Agreement that outlines the specific actions taken or to be taken and the benefit achieved or to be achieved from each such action and, in the case of clause (3) above, that states such benefits have been determined to be probable.  Notwithstanding the foregoing, the aggregate Pro Forma Cost Savings taken into account in any determination of the Fixed Charge Coverage Ratio or the Consolidated Secured Debt Ratio, exclusive of Pro Forma Cost Savings consistent with Regulation S-X under the Securities Act, shall not exceed 10.0% of Consolidated Cash Flow as measured without giving effect to any Pro Forma Cost Savings.

“Principal Office” means, for the Administrative Agent, the “Principal Office” as set forth on Appendix A delivered on or prior to the Closing Date, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to Company and each Lender.

“Promissory Note” means a promissory note in form and substance reasonably satisfactory to the Initial Lenders and the Company, as it may be amended, restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Loans of any Lender, the percentage obtained by dividing (a) the principal amount of Loans (or, prior to the Closing Date, Commitments) held by such Lender by (b) the aggregate principal amount of all Loans (or, prior to the Closing Date, all Commitments).

“Qualified Equity Offering” means (i) any sale of Capital Stock (other than Disqualified Stock) of the Company pursuant to an underwritten offering registered under the Securities Act or (ii) any sale of Capital Stock (other than Disqualified Stock) of the Company so long as, at the time of consummation of such sale, the Company has a class of common equity securities registered pursuant to Section 12(b) or Section 12(g) under the Exchange Act, in each case other than public offerings with respect to the Company’s Capital Stock, or options, warrants or rights, registered on Form S-4 or S-8.

“Rating Agency” means each of (1) S&P, (2) Moody’s and (3) if either S&P or Moody’s no longer provide ratings, any other ratings agency which is nationally recognized for rating debt securities.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any material real property.

“Relevant Transaction” as defined in clause (i) of the proviso to the definition of “Fixed Charge Coverage Ratio”.

“Refinancing Transaction” or “refinancing transaction” means the issuance of the Notes, the execution and delivery of and entry into the ABL Facility, the incurrence of the Loans, the execution and delivery of the related documentation, the exchange by the Initial Lenders of a portion of their Existing Lender Loans pursuant to which the Company is the sole borrower for a portion of the Loans and the use of proceeds in respect of the foregoing as described in the offering memorandum for the Notes under “Use of Proceeds”, including for the payment in full of the Existing First Lien Credit Agreement and the satisfaction of all obligations of the borrowers thereunder.

“Register” as defined in Section 2.7(b).

“Related Agreements” means, the First Lien Facility, ABL Credit Facility and each other document and instrument executed with respect to any of the foregoing agreements.

“Related Fund” means, with respect to any Lender (or, for the purposes of the definition of Independent Outside Director, any Person that is a Person listed in clause (i) of paragraph (b) of the definition of Independent Outside Director) that is an investment fund, account or vehicle, any other investment fund, account or vehicle that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender (or, for such purpose, any such Person that is a Person listed in clause (i) of paragraph (b) of the definition of Independent Outside Director) or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iii) any response actions authorized by 42 U.S.C. 9601 et. seq.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Replacement Lender” as defined in Section 2.24.

“Requisite Lenders” means one or more Lenders holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Loans.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor to the rating agency business thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Subsidiary” means a Subsidiary of the Company

(1)   that is designated a “Securitization Subsidiary” by the Board of Directors of the Company or Parent,

(2)   that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto,

(3)   no portion of the Indebtedness or any other obligation, contingent or otherwise, of which

(a)           is Guaranteed by the Company, any Guarantor or any Restricted Subsidiary of the Company,

(b)           is recourse to or obligates the Company, any Guarantor or any Restricted Subsidiary of the Company in any way, or

(c)           subjects any property or asset of the Company, any Guarantor or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and

(4)   with respect to which neither the Company, any Guarantor nor any Restricted Subsidiary of the Company (other than an Unrestricted Subsidiary) has any obligation to maintain or preserve such its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

“Settlement Confirmation” as defined in Section 11.6(b).

“Settlement Service” as defined in Section 11.6(d).

“Significant Subsidiary” means any Restricted Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X under the Securities Act.

“Solvent” means, with respect to the Company and its Subsidiaries, taken as a whole, that as of the Closing Date both (a) Company’s and its Subsidiaries’ cash is not unreasonably small in relation to its business as contemplated on the Closing Date; and (b) Company and its Subsidiaries have not incurred and do not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due.

“Special Mandatory Repayment” as defined in Section 2.14(c).

“Spot Exchange Rate” means, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to the relevant currency on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the spot rate of exchange in London for the conversion of Dollars into such currency or such currency into Dollars); provided that if there shall at any time no longer exist such a page on such service, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agents and reasonably acceptable to the Company.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Sterling” and “” means the lawful currency of the United Kingdom.

“Stockholders Agreement” means the Stockholders Agreement dated as of June 29, 2009, among Holdings and the stockholders named therein, as such agreement may be amended, restated, supplemented, modified and/or replaced from time to time.

“Subsidiary” means, with respect to any specified Person:

(1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a subsidiary of such Person or (b) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantor” means a Guarantor that is a Restricted Subsidiary of the Company.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed (including any penalty, interest or additional amounts with respect thereto).

“Terminated Lender” as defined in Section 2.24.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed in Maastricht on February 7, 1992 and came into force on November 1, 1993).

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Subsidiary” means (i) any Securitization Subsidiary and (ii) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary pursuant to a resolution of the Company’s or Parent’s Board of Directors in compliance with Section 6.9 of this Agreement and any Subsidiary of such Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation or face value, including payment at final maturity or redemption, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)   the then outstanding principal or liquidation or face value amount of such Indebtedness or Disqualified Stock.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

1.2.   Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Lenders pursuant to

Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3.   Interpretation, etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. Definition of all agreements, instruments and documents shall, unless otherwise specified in such definition, refer to such agreement, instrument or document as amended, modified, supplemented, refinanced, restated or renewed from time to time in accordance with its terms and the terms of this Agreement.

SECTION 2.                                                                            LOANS

2.1.   The Loans.  Subject to the terms and conditions set forth herein, on the Closing Date:

(a)           Each Initial Lender shall, in lieu of the cash repayment due to it on account of its Designated Existing Lender Loans pursuant to which the Company is the sole borrower and in satisfaction of such Designated Existing Lender Loans, be deemed to have made Loans to the Company equal in amount to the product of (x) the Premium and (y) the principal amount of its Designated Existing Lender Loans on the Closing Date.

(b)           Each Lender shall make an advance to the Company in Dollars equal to (i) its Commitment less (ii) the amount of its Designated Existing Lender Loans deemed repaid pursuant to Section 2.1(a), and shall be deemed to have advanced to the Company on account thereof an amount equal to the product of (x) the Premium and (y) the actual Dollar amount advanced by such Lender.

(c)           The Company shall have the right to reduce (and, in no event, increase) the Commitments to no less than $98.0 million (such Commitments being reduced ratably based on each Lender’s Pro Rata Share). Any reductions to Commitments to be made by written notice (the “Borrowing Notice”) delivered to the Administrative Agent and the Initial Lenders no fewer than three (3) Business Days prior to the Closing Date. Immediately after the making of the Loans on the Closing Date, the Loans of each Lender shall be as set forth on Schedule 2.1(c), which Schedule shall be prepared by the Administrative Agent and appended to this Agreement upon receipt of the Borrowing Notice and prior to the Closing Date.

(d)           The Commitments of the Lenders hereunder are several and not joint. No failure by any Lender to perform its obligations under this Agreement shall relieve any other Lender or the Company of any of its obligations hereunder, and no Lender shall be responsible for the obligations of, or any action taken or omitted by, any other Lender hereunder.

2.2.         [INTENTIONALLY OMITTED.]

2.3.         [INTENTIONALLY OMITTED.]

2.4.         [INTENTIONALLY OMITTED.]

2.5.         [INTENTIONALLY OMITTED.]

2.6.         [INTENTIONALLY OMITTED.]

2.7.         Evidence of Debt; Register; Lenders’ Books and Records; Promissory Notes

(a)      Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Credit Document Obligations of the Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any of the Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)      Register.  Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders from time to time (the “Register”).  Information contained in the Register, as set forth therein at the close of business on the preceding Business Day, shall be available for inspection by any Lender and Company at any reasonable time and from time to time upon reasonable prior notice and shall be made available to Lenders and Company by electronic mail.  Administrative Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of Section 11.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender making Loans to the Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Company’s obligations to repay any Obligation.  Company hereby designates Administrative Agent to serve as Company’s agent solely for tax purposes and solely for purposes of maintaining the Register as provided in this Section 2.7(b), and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its agents, sub-agents and affiliates and officers, directors and employees of any of them shall constitute “Indemnitees.”

(c)      Promissory Notes.  If so requested by any Lender by written notice to the Company (with a copy to Administrative Agents) at least two Business Days prior to the Closing Date, or at any time thereafter, the Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 11.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Company’s receipt of such notice) a Promissory Note or Promissory Notes to evidence such Lender’s Loans.

2.8.   Interest on Loans.  (a)  The Loans shall accrue interest at the Interest Rate and accrued interest on each Loan shall, subject to Section 2.8(b), be payable in arrears in cash on each Interest Payment Date; provided that interest accrued pursuant to Section 2.10 shall be payable on demand and (y) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(b)           The Company may, at its option, elect to pay a portion of the interest on the Loans equal to the PIK Portion by increasing the outstanding principal amount of the Loans by the PIK Portion (a “PIK Election”); provided that (i) the Company may only make a PIK Election for any Interest Period by providing notice to the Administrative Agent at least five (5) Business Days prior to the start of such Interest Period and (ii) the Company may not make more than six (6) PIK Elections during the term of this Agreement.

(c)          All interest hereunder shall be computed on the basis of a year of 360 days.

2.9.   [INTENTIONALLY OMITTED.]

2.10.       Default Interest.  Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand in cash at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.11.   Fees.  On the Closing Date and on each anniversary thereof, the Company shall pay to the Administrative Agent for its own account, a nonrefundable annual administration fee in the amount specified in the Administrative Agent’s Fee Letter.

2.12.   Repayment of Loans at Maturity.(a)     Subject to the other paragraphs of this Section, to the extent not previously paid, outstanding Loans shall be due and payable on the Maturity Date (which, for the avoidance of doubt, shall include any increase in the principal amount of the outstanding Loans as a result of the Company’s exercise of the PIK Election, less any repayments prior to the Maturity Date).

2.13.   Voluntary Prepayments.        (a)           If the Maturity Date as of the Closing Date:

(i) is five and one-half (5 1/2) years, except as set forth in clause (b) of this Section 2.13, the Company shall not have the option to prepay the Loans prior to the second anniversary of the Closing Date.  On or after such date, and subject to five (5) Business Days’ prior notice to the Administrative Agent, the Company shall have the option to prepay the Loans, in whole or in part, at the prices (expressed as percentages of the Loans) set forth below, plus accrued and unpaid interest, if any, to the applicable prepayment date:

Prepayment Date	Percentage

On or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date	103%

On or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date	102%

On or after the fourth anniversary of the Closing Date	100%

(ii) is more than five and one-half (5 1/2) years, except as set forth in clause (b) of this Section 2.13, the Company shall not have the option to prepay the Loans prior to the third anniversary of the Closing Date.  On or after such date, and subject to five (5) Business Days’ prior notice to the Administrative Agent, the Company shall have the option to prepay the Loans, in whole or in part, at the prices (expressed as percentages of the Loans) set forth below, plus accrued and unpaid interest, if any, to the applicable prepayment date:

Prepayment Date	Percentage

On or after the third anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date	103%

On or after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date	102%

On or after the fifth anniversary of the Closing Date	100%

(b)   Notwithstanding the provisions of clause (a) of this Section 2.13, at any time prior to the second anniversary of the Closing Date, the Company may on one or more occasions prepay up to 35% of the aggregate principal amount of the Loans outstanding on the Closing Date at a prepayment price (expressed as a percentage of the Loans) of 100% plus the cash-pay Interest Rate of the principal amount thereof, plus accrued and unpaid interest, if any, to the prepayment date, with the net cash proceeds of one or more Qualified Equity Offerings, provided that each prepayment occurs within 10 days of the closing of each such Qualified Equity Offering.

2.14.       Mandatory Prepayment Offers.

(a)      Change of Control Prepayment Offer.  Upon the occurrence of a Change of Control, each Lender will have the right to require the Company to prepay all or any part of such Lender’s Loans at a prepayment price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment, except to the extent that the Company has previously elected to prepay Loans pursuant to Section 2.13(a).

Within thirty (30) Business Days following any Change of Control, except to the extent that the Company has exercised its right to prepay the Loans as described in Section 2.13(a), the Company shall mail a notice (a “Change of Control Offer”) to each Lender with a copy to the Administrative Agent stating:

(1)           that a Change of Control has occurred and that such Lender has the right to require the Company to prepay such Lender’s Loans at a prepayment price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of prepayment (the “Change of Control Prepayment”);

(2)           the circumstances and relevant facts and financial information regarding such Change of Control;

(3)           the prepayment date (the “Change of Control Payment Date”) (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)           the instructions determined by the Company, consistent with this Section 2.14, that a Lender must follow in order to have its Loans repaid.

On the Change of Control Payment Date, if the Change of Control shall have occurred, the Company will pay an amount equal to the Change of Control Payment in respect of all Loans so tendered.

(b)      Asset Sales.  The Company shall make any prepayments or offer to make any prepayments as may be required pursuant to Section 6.7.

(c)   AHYDO Prepayment.  Company shall pay on the first Interest Payment Date occurring after the fifth anniversary of the Closing Date and on each subsequent Interest Payment Date (or, if earlier, before the close of any “accrual period” (as defined in Section 1272(a)(5) of the Internal Revenue Code) ending after the fifth anniversary of the Closing Date) a portion of the accrued but unpaid interest on the Loans (including any such accrued interest added to principal pursuant to Section 2.8) in an amount sufficient to ensure that the Loans will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code (each payment a “Special Mandatory Repayment”) and that the Loans shall be treated as not having “significant original issue discount” within the meaning of Section 163(i)(2) of the Internal Revenue Code.  This Section 2.14(c) shall be interpreted in a manner consistent with the intent that the Loans will not be an “applicable high yield discount obligation” and that the Loans will be treated as not having “significant original issue discount”, as such terms are defined above. For purposes of determining the amount of any payments required to be made by this Section 2.14(c), the issue price of entire amount of the Loans (as defined in Sections 1273(b) of the Internal Revenue Code) shall be determined based on the amount of cash actually advanced by the Lenders for a portion of the Loans pursuant to Section 2.1(b), as set forth on Schedule 2.1(c).

2.15.   [INTENTIONALLY OMITTED.]

2.16.   General Provisions Regarding Payments.

(a)      All payments by the Company of principal, interest, fees and other Credit Document Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (Local Time) on the date due at the Principal Office designated by the Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Company on the next succeeding Business Day.

(b)      All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)      The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)      [INTENTIONALLY OMITTED.]

(e)      Whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, such extension of time shall be included in the computation of the payment of interest hereunder.

(f)       The Administrative Agent shall deem any payment by or on behalf of the Company hereunder that is not made in same day funds prior to 2:00 p.m. (Local Time) to be a non-conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day.  The Administrative Agent shall give prompt written notice to the Company and each applicable Lender if any payment is non-conforming.  Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a).  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

2.17.   Ratable Sharing.  Lenders hereby agree among themselves that, except as otherwise provided in Sections 2.14(a) and (b), if any of them shall, whether by voluntary payment, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or any other applicable legislation, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender in its capacity as a Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.

2.18.   Making or Maintaining Loans.

(a)      [INTENTIONALLY OMITTED.]

(b)      Illegality or Impracticability of Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error but shall be made only after consultation with the Company and Administrative Agents) that the making, maintaining or continuation of its Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (in writing) to the Company and Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter the Affected Lender’s obligation to maintain its outstanding Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and the Affected Loans shall be repaid by the Company, on the date of such termination, together with all interest accrued thereon.

(c)      [INTENTIONALLY OMITTED.]

(d)      Booking of Loans.  Any Lender may make, carry or transfer Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.19.       Increased Costs; Capital Adequacy.

(a)      Compensation For Increased Costs and Taxes.  Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (which Tax shall (A) exclude any Tax imposed by a Governmental Authority as a result of a connection or former connection between a Lender and the jurisdiction imposing such Tax, including, without limitation, any connection arising from being a citizen, domiciliary or resident of such jurisdiction, being organized in such jurisdiction, or having a permanent establishment or fixed place of business therein, but excluding any connection arising solely from the rights and obligations as a Lender, or the activities of such Lender, pursuant to or in respect of this Agreement or the other Credit Documents, and (B) include any Tax (other than a net income tax) imposed both as a result of a connection between a Lender and the jurisdiction imposing such Tax and as a result of a connection between the Company and the jurisdiction imposing such Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Company (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)      Capital Adequacy Adjustment.  In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans, or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Company from such Lender of the statement referred to in the next sentence, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Company (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20.       Taxes; Withholding, etc.

(a)   Payments to Be Free and Clear.  Subject to Section 2.20(b), sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)   Withholding of Taxes.  If any Credit Party or any other Person is required by law to make any deduction or withholding from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Credit Documents on account of any Tax (which Tax shall (A) exclude any Tax imposed by a Governmental Authority as a result of a connection or former connection between such Lender or Applicable Administrative Agent (as the case may be) and the jurisdiction imposing such Tax, including, without limitation, any connection arising from being a citizen, domiciliary or resident of such jurisdiction, being organized in such jurisdiction, or having a permanent establishment or fixed place of business therein, but excluding any connection arising solely from the rights and obligations as a Lender, or the activities of such Lender, pursuant to or in respect of this Agreement or the other Credit Documents, (B) exclude any Tax on the overall net income of any Lender, and (C) include any Tax (other than a net income tax) imposed both as a result of a connection between a Lender or the Administrative Agent (as the case may be) and the jurisdiction imposing such Tax and as a result of a connection between the Company and the jurisdiction imposing such Tax) (i) Company shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to the Administrative Agent evidence satisfactory to the Administrative Agent of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above that is attributable to such Lender’s failure to comply with (x) the requirements of paragraph (g), (h) or (i) of this Section or that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Company with respect to Taxes pursuant to this Section 2.20, or (y) FATCA.  For the avoidance of doubt, no additional amount shall be required to be paid to any Lender under clause (iii) above in respect of United States withholding taxes that are attributable to such Lender’s status as a “10-percent shareholder” (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Company.

(c)   [INTENTIONALLY OMITTED.]

(d)   [INTENTIONALLY OMITTED.]

(e)   [INTENTIONALLY OMITTED.]

(f)   In addition, the Company shall pay any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document to the relevant Governmental Authority in accordance with applicable law.

(g)   Evidence of Exemption From U.S. Withholding Tax.  The Administrative Agent and each Lender making a Loan to Company that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall deliver to the Administrative Agent for transmission to the Company on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or the Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8IMY, W8-EXP or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation reasonably requested by Company to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot comply with clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation reasonably requested in writing by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents.  The Administrative Agent and each Lender making a Loan to Company that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) and is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(ii) of the United States Treasury Regulations) shall deliver to the Company and the Administrative Agent on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of

Company or Administrative Agent (each in the reasonable exercise of its discretion) two original copies of Form W-9 (or successor forms).  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(g) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-9, W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation reasonably requested by Company to confirm or establish that such Lender is not subject to (or, in the case of a Lender that has properly claimed a reduced rate of withholding on the date it became a party to this Agreement, is subject to the same reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents.  Credit Parties shall not be required to pay any additional amount with respect to U.S. withholding taxes to any Non-U.S. Lender under Section 2.20(b)(iii) if such Lender shall have failed to deliver the forms, certificates or other evidence referred to in the fourth sentence of this Section 2.20(g); provided, if such Lender shall have satisfied the requirements of the first and second sentences of this Section 2.20(g) on or prior to the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this fifth sentence of Section 2.20(g) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change after such Lender becomes a party to this Agreement in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(h)   A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall cooperate with the Company in completing any procedural formalities necessary for the Company to obtain authorization to make payments without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver any necessary documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender, but the Lender shall be obliged, and undertakes, to complete any steps forming part of such procedural formalities that are within its own control as promptly as is reasonably possible following it becoming a party to this Agreement, subject to the Lender receiving from the Company all the necessary information and documentation reasonably requested by the Lender.

(i)   In addition, each Lender and the Administrative Agent shall deliver to the Administrative Agent and the Company such other tax forms or other documents as shall be prescribed by applicable law to demonstrate, where applicable, that payments under this Agreement and the other Credit Documents to such Lender or the Administrative Agent are exempt from application of the United States federal withholding taxes imposed pursuant to FATCA.

2.21.   Obligation to Mitigate.  Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) maintain its Loans through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above.  A certificate as to the amount of any such expenses payable by the Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

2.22.   Refunds.  If any Lender receives a refund in respect of any amounts paid by the Company pursuant to Section 2.19 (insofar as it relates to Taxes) or Section 2.20, which refund in the reasonable discretion of such Lender is allocable to such payment, it shall promptly notify the Company of such refund and shall promptly pay the amount of such refund to the Company, together with all interest received by such Lender on such amount, but after deducting any cost incurred by such Lender in connection with such refund; provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (including any applicable interest, fees and penalties) in the event that the Administrative Agent or such Lender is required to repay such refund to the relevant Governmental Authority.

2.23.   [INTENTIONALLY OMITTED.]

2.24.   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (A) (i) any Lender shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; then, with respect to such Lender, (the “Terminated Lender”) and (B) at any time after the Initial Lenders have transferred all or a portion of the Loans held by them on the Closing Date, any Lender becomes a “Non-Consenting Lender” (as defined below in this Section 2.24), Company may by giving written notice to Administrative Agent and any Terminated Lender of their election to do so, elect to cause such Terminated Lender or such Non-Consenting lender, as the case may be (and such Terminated Lender or such Non-Consenting Lender, as the case may be, hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 11.6 (but without the requirement to execute a Settlement Confirmation or an Assignment Agreement) and Company or the Replacement Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender or the Non-Consenting Lender, as the case may be, an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender or the Non-Consenting Lender, as the case may be, and expenses and other indemnification payments due and payable under this Agreement; and (2) in the case of the Terminated Lender on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.19 or 2.20; or otherwise as if it were a prepayment.  Upon the prepayment of all amounts owing to any Terminated Lender or any Non-Consenting Lender, as the case may be, such Terminated Lender or such Non-Consenting Lender, as the case may be, shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender or such Non-Consenting Lender, as the case may be, to indemnification hereunder shall survive as to such Terminated Lender or such Non-Consenting Lender, as the case may be.

In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Credit Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 11.5 and (iii) the Requisite Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.                                                                            CONDITIONS PRECEDENT

3.1.   Conditions to Closing Date.

The obligation of each Lender to make or advance Loans hereunder (whether deemed or not) is subject to the satisfaction of the following conditions precedent:

(a)      Execution of Credit Documents.  The Administrative Agent shall have received copies of each Credit Document, including, without limitation, the Promissory Notes, if any, and the Holdings Guaranty, originally executed and delivered by each applicable Credit Party or other Person for each Lender.

(b)      Organizational Documents; Incumbency.  The Administrative Agent shall have received (i) one copy of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such

Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agents may reasonably request.

(c)      Organizational Structure.  Either the organizational structure of Holdings and its Subsidiaries shall be substantially as set forth on Schedule 3.1(c) on the Closing Date or Holdings and its Subsidiaries shall have taken steps to effect the organizational structure set forth on Schedule 3.1(c) within 90 days after the Closing Date.

(d)      Existing First Lien Credit Agreement.  The Obligations under the Existing First Lien Credit Agreement, including the Existing Lender Loans (other than Designated Existing Lender Loans) and interest owing on the Existing Lender Loans to the Closing Date, shall have been paid in full and the liens in respect thereof released and discharged.

(e)      First Lien Facility.  The Company shall have issued the notes contemplated by the First Lien Facility in an aggregate principal amount equal to $375 million plus, if applicable, the difference between $125.0 million and the actual amount of Loans made or deemed made by the Initial Lenders to the Company pursuant to Section 2.1.  The Stated Maturity of the First Lien Facility shall be a date no earlier than five (5) years from the Closing Date.

(f)       ABL Credit Facility.  The ABL Credit Facility shall have become effective on terms substantially consistent with the term sheet for the ABL Credit Facility previously delivered to the Initial Lenders and availability thereunder shall not be less than $70.0 million.

(g)      Absence of Default. There shall be no Default under this Agreement or any Related Agreement.

(h)      Related Agreements.  The Company shall have delivered to the Administrative Agent complete and correct copies of each Related Agreement and all exhibits and schedules thereto as of the Closing Date.

(i)       Governmental Authorizations and Consents.  Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect unless in each case the failure to obtain such Governmental Authorization or such consents could not have been reasonably expected to have a Material Adverse Effect.

(j)       Administrative Agent.  A Person reasonably acceptable to the Initial Lenders shall have accepted an appointment as “Administrative Agent” hereunder.

(k)      Financial Statements.  Lenders shall have received from Company the Historical Financial Statements.  The Historical Financial Statements for fiscal year 2010 shall not differ in a manner that is material and adverse to the Lenders from the preliminary financial statements delivered to the Initial Lenders on or prior to the date hereof.

(l)       Evidence of Insurance.  Administrative Agent shall have received a certificate form the Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect.

(m)     Opinions of Counsel to Credit Parties.  Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, New York counsel for Credit Parties and (ii) local counsel in each jurisdiction in which a Significant Subsidiary is formed, incorporated or organized, as to such matters as the Administrative Agent may reasonably request, each dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(n)      Fees and Expenses.  All fees and expenses payable hereunder (including all reasonable fees and expenses of counsel) invoiced to the Company prior to the Closing Date shall have been paid.

(i)       Solvency Certificate.  The Administrative Agent shall have received a customary certificate, dated as of the Closing Date, certified by the chief financial officer of the Company, stating that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Refinancing Transaction are Solvent.

(o)      Closing Date.  The Closing Date shall have occurred on or prior to March 31, 2011.

(p)      Accuracy of Representations and Warranties.  The representations and warranties of the Company and each other Credit Party contained in Article IV shall be true and correct in all material respects on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that the representations and warranties that are qualified by materiality shall be true and correct in all respects).

(q)      Certain transactions prior to Closing Date.  From the date hereof until the Closing Date, Holdings and its Subsidiaries shall not have (i) made any Restricted Payments, (ii) made any Investments, (iii) incurred any Indebtedness or (iv) permitted, created incurred, assumed or suffered to exist any Lien, except for those transactions (a) made in the ordinary course or (b) made in connection with the Refinancing Transactions.

SECTION 4.                                                                            REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement, each Credit Party represents and warrants to each Lender, on the Closing Date, that the following statements are true and correct in all material respects or, with respect to any of the following statements that are subject to a Material Adverse Effect qualification, in all respects (except to the extent such representations specifically relate to an earlier date in which case such representations and warranties shall have been true and correct in all material respects or in all respects, as applicable, on and as of such earlier date):

4.1.         Organization; Requisite Power and Authority; Qualification.  Each of Company and its Subsidiaries (a) is duly organized, validly existing and (to the extent such concept is relevant) in good standing under the laws of its jurisdiction of organization or incorporation, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or (to the extent such concept is relevant) in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2.   Capital Stock and Ownership.  All of the oustanding shares of Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.  Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries.

4.3.   Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4.   No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the Refinancing Transaction contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its

Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government in any jurisdiction binding on Company or any of its Subsidiaries except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien, other than Permitted Liens, upon any of the properties or assets of Company or any of its Subsidiaries; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except for any such approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.5.   Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as contemplated in Section 3.1 or as otherwise in connection with the Related Agreements, except for filings and recordings expressly set forth on Schedule 4.5 and except for any registration, consents, approvals, notices or other actions, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.6.   Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether enforceability is considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

4.7.   Historical Financial Statements.  The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of December 31, 2010, neither the Company nor any of its Subsidiaries has any contingent liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements for fiscal year 2010 or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) of Company and any of its Subsidiaries taken as a whole.

4.8.   [INTENTIONALLY OMITTED.]

4.9.   No Material Adverse Change.  Since December 31, 2010, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10.   Adverse Proceedings, etc.  There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.  Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.11.   Taxes.  Except as otherwise permitted under Section 5.3, each of the Company and its Subsidiaries has filed all federal, state and foreign income and franchise tax returns required to be filed by them or received timely extensions thereof and has paid all taxes shown as due thereon, except where the failure to so file such returns and pay such taxes would not, individually or in the aggregate, have a Material Adverse Effect.  Other than tax deficiencies that the Company or any of its Subsidiaries is contesting in good faith and for which the Company or such Subsidiary has provided appropriate reserves, there is no tax deficiency that has been assessed against the Company or any of its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect.

4.12.       Properties.(a)       Each of Company and its Subsidiaries has title to all material real property and title to all material personal property and assets reflected in their respective Historical Financial Statements referred to in Section 4.7, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business, free and clear of all Liens, except (i) Permitted Liens, (ii) Liens contemplated by the Credit Documents, the Notes Indenture, the ABL Credit Facility or any documents or agreements related to the foregoing, or (iii) to the extent that failure to have such title or to the extent that the existence of such Liens would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.13.       Environmental Matters.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (A) the Company and each of its Subsidiaries are in compliance with and not subject to liability under applicable Environmental Laws (as defined below), (B) each of the Company and its Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or any of its Subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any of its Subsidiaries, (E) none of the Company or its Subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law, (F) no property or facility of the Company or any of its Subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority and (G) none of the Company or any of its Subsidiaries is conducting or paying for in whole or in part any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject to or a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability under any Environmental Law.

4.14.   No Defaults.  Neither Company nor any of its Subsidiaries is in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under), or in violation of any of the terms or provisions under, any of its Contractual Obligations, except for any such breach, default, violation or event that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

4.15.   [INTENTIONALLY OMITTED.]

4.16.   Governmental Regulation.  Neither Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal, state or foreign statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Credit Document Obligations unenforceable.  Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17.   Margin Stock.  Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors.

4.18.   Employee Matters.  Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against Company or any of its Subsidiaries before the National Labor Relations Board (or any foreign equivalent thereof) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against Company or any of its Subsidiaries, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect,  and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19.       ERISA.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Company or its Subsidiaries has any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to ERISA, to which the Company or any of its Subsidiaries makes or ever has made a contribution and in which any employee of the Company or any of its Subsidiaries is or has ever been a participant.  With respect to such plans, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA except for any non-compliance that would not, individually or in the aggregate, have a Material Adverse Effect.

4.20.       Certain Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.21.       Solvency.   The Company and its Subsidiaries, taken as a whole, are Solvent.

4.22.       Related Agreements.

(a)      Representations and Warranties.  Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).

(b)      Governmental Approvals.  All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Refinancing Transaction have been obtained and are in full force and effect.

(c)      Conditions Precedent.  On the Closing Date, (i) all of the conditions to effecting or consummating the Refinancing Transaction set forth in the Related Agreements will have been duly satisfied and (ii)  and the Refinancing Transaction will have been consummated substantially in accordance with the Related Agreements applicable thereto and all applicable laws.

4.23.       Compliance with Statutes, etc.  Each of Company and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.24.       Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

4.25.       Patriot Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.                                                                            AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that from the Closing Date until payment in full of all Credit Document Obligations, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.  Notwithstanding anything to the contrary in any Credit Document, the requirement of any delivery by any Credit Party, under this Section 5, Section 2 or otherwise under this Agreement or under any Credit Document, shall be satisfied solely where such delivery is by (i) Company on behalf of such Credit Party and each Credit Party authorizes Company to make such delivery and prepare and execute on such Credit Party’s behalf the documents to be delivered thereunder and acknowledges that the Administrative Agent and Lenders may rely on such documents prepared and transmitted by Company or (ii) transmission or physical delivery by Company following due execution by the applicable Credit Party.

5.1.   Financial Statements and Other Reports.  Company and each other Credit Party will deliver to Administrative Agents and Lenders:

(a)      [INTENTIONALLY OMITTED.];

(b)      Quarterly Financial Statements.  As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and changes in equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the previous Fiscal Year, together with a Financial Officer Certification and MD&A with respect thereto; provided, however, that the timely filing by the Company with the Comission of a quarterly report on Form 10-Q (or any successor form) shall satisfy the requirements under this Section 5.1(b);

(c)      Annual Financial Statements.  As soon as available, and in any event within 120 days after the end of each Fiscal Year (preceded by the delivery of unaudited financial statements required by this clause (c) within 90 days after the end of such Fiscal Year), (i) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, changes in equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year, together with a Financial Officer Certification and MD&A with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company; provided, however, that the timely filing by the Company with the Comission of an annual report on Form 10-K (or any successor form) shall satisfy the requirements under this Section 5.1(c);

(d)      Certificate of No Default.  Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Officer’s Certificate certifying that no Default or Event of Default has occurred and is continuing under this Agreement or the other Credit Documents or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature of the Default or Event of Default and what action the Company has taken, is taking and proposes to take with respect thereto;

(e)      [INTENTIONALLY OMITTED.];

(f)       Notice of Default.  Promptly upon any officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(a)(5); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g)      Notice of Litigation.  Promptly upon an Officer of the Company obtaining knowledge thereof, written notice of any Adverse Proceeding commenced or threatened against any Credit Party that would reasonably be expected to have a Material Adverse Effect;

(h)      Other Information.  (A) Promptly upon their becoming available, copies of (i) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with the Commission, and (ii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries taken as a whole, (B) any other information and data with respect to the Company or any of its Subsidiaries as from time to time may be delivered under the First Lien Facility and/or to the extent reasonably requested by any Lender then holding ten percent (10%) or more of the aggregate Loans outstanding, the ABL Credit Facility or any other financing facility, financing arrangement or indenture in respect of Indebtedness in excess of $25.0 million and (C) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender then holding ten percent (10%) or more of the aggregate Loans outstanding.

Notwithstanding anything in this Section 5.1 to the contrary, the Company will not be deemed to have failed to comply with any of its agreements set forth under this Section 5.1 for purposes of clause (4) under Section 8.1 until 30 days after the date any report required to be provided under this Section 5.1 is due, and any failure to comply with this Section 5.1 shall be automatically cured when the Company or Holdings provides all required reports or files all required reports with the Commission.

5.2.         Existence.  Except as otherwise permitted under Section 6.5, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if (i) such Person’s Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (ii) the failure to preserve and keep in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.3.   Payment of Taxes and Claims.  Each Credit Party will, and will cause each of its Subsidiaries to, pay all federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor.  No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings, Company or any of their Subsidiaries).

5.4.   Maintenance of Properties.  Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition,

ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except where the failure of any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5.   Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to any reasonable self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.

5.6.   Inspections; Access to Management and Information  Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender and any legal or financial consultants or advisors to the Administrative Agent or any Lender (any such consultant or advisor, an “Advisor”) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.  If such visit and inspection occurs at a time when no Default or Event of Default has occurred and is continuing, such visit and inspection by Lenders shall be coordinated through the Administrative Agent, shall be limited to one visit and inspection during any consecutive three-month period and any travel expenses shall be at the expense of such Lender.

5.7.         Lenders Meetings.  Company will, upon the request of Administrative Agent or Requisite Lenders participate in a meeting with Administrative Agent and Lenders once during each Fiscal Quarter to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agents.

5.8.         Compliance with Laws.  Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9.         [INTENTIONALLY OMITTED.]

5.10.       Subsidiaries.  If the Company or any of its Restricted Subsidiaries (A) acquires or creates another Wholly Owned Restricted Subsidiary (other than an Excluded Subsidiary) on or after the date of this Agreement or (B) any Restricted Subsidiary of the Company becomes a guarantor of the First Lien Facility or any other Indebtedness of the Company or any Subsidiary

Guarantor or becomes an obligor with respect to the ABL Credit Facility, then, within 45 days of the date of such event, as applicable, such Subsidiary must (a) execute and deliver to Administrative Agent a Counterpart Agreement or another guaranty agreement with respect to the Obligations under this Agreement in form and substance reasonably satisfactory to Administrative Agent and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b) and 3.1(m).  With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) to the extent applicable, the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedule 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.2 for all purposes hereof. This Section 5.10 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. In addition, in the event that any Wholly Owned Restricted Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, or if any Excluded Subsidiary becomes a guarantor or obligor with respect to the ABL Credit Facility or any other Indebtedness of the Company or any Subsidiary Guarantor, then, within 45 days of the date of such event, as applicable, such Subsidiary must (a) execute and deliver to Administrative Agent a Counterpart Agreement or another guaranty agreement with respect to the Obligations under this Agreement in form and substance reasonably satisfactory to Administrative Agent and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b) and 3.1(m).

5.11.   Further Assurances.  At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Credit Documents.  In furtherance and not in limitation of the foregoing (and to the extent not already in effect and to the extent permitted by applicable laws), each Credit Party shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Credit Document Obligations (or relevant part thereof) are guarantied by the Guarantors.

SECTION 6.                                                                            NEGATIVE COVENANTS

The Company covenants and agrees that, from the Closing Date until payment in full of all Indebtedness under the Loans, the Company shall perform, and shall cause each of its Restricted Subsidiaries as applicable to perform, all covenants in this Section 6.

6.1.         Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt) or issue any shares of Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock (other than in each case Disqualified Stock or preferred stock of Restricted Subsidiaries held by the Company or a Restricted Subsidiary, so long as so held); provided, however, that (i) the Company or any Subsidiary Guarantor may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock and (ii) any Subsidiary Guarantor may issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period.

(b) The provisions of Section 6.1(a) hereof will not prohibit the incurrence or issuance of any of the following (collectively, “Permitted Debt”):

(1) Indebtedness incurred by the Company or any Subsidiary Guarantor (as borrower, co-borrower, guarantor, obligor, co-obligor or otherwise) under one or more Credit Facilities (including the ABL Credit Facility) in an aggregate principal amount at any one time outstanding under the provision described in this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed an amount equal to the greater of (A) $70.0 million and (B) the Borrowing Base as of the date of such incurrence;

(2) Indebtedness under the Obligations with respect to the Loans, the Loan Guarantees, this Agreement and any documents related to the foregoing;

(3) Indebtedness incurred by the Company and the Subsidiary Guarantors represented by the Notes and the Note Guarantees;

(4) Indebtedness of the Company and the Subsidiary Guarantors existing on the Closing Date (other than Indebtedness described in clauses (1), (2) and (3);

(5) Indebtedness of the Company or any of its Restricted Subsidiaries (including without limitation Capital Lease Obligations, mortgage financings or purchase money obligations), Disqualified Stock issued by the Company or any Restricted Subsidiary and preferred stock issued by any Restricted Subsidiary, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used in the business of the Company or such Restricted Subsidiary or in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)), in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (5), not to exceed as of any date of incurrence the greater of (a) 3.75% of the Company’s Consolidated Total Assets and (b) $25.0 million;

(6) Permitted Refinancing Indebtedness incurred by the Company or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred or Disqualified Stock or Preferred Stock permitted to be issued under Section 6.1(a) hereof or clause (2), (3), (4), (6), (9) or (19) of this Section 6.1(b);

(7) Intercompany Indebtedness incurred by the Company or any of its Restricted Subsidiaries and owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a)            if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is a Person other than the Company or a Subsidiary Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Loans, in the case of the Company, or the Loan Guarantee, in the case of a Subsidiary Guarantor; and

(b)           (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by the provision described in this clause (7);

(8) (a) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; (b) the Guarantee by any Foreign Subsidiary, New US LLC 1 or New US LLC 2 of Indebtedness of another Foreign Subsidiary of the Company or New US LLC 1 or New US LLC 2 that was permitted to be incurred by another provision of this covenant, (c) any Guarantee by a Restricted Subsidiary of the Company of Indebtedness of the Company (so long as such Restricted Subsidiary also guarantees the Loans if required pursuant to this Agreement or (d) any Guarantee by a Subsidiary Guarantor of any Indebtedness of any Subsidiary Guarantor;

(9)  (x) Indebtedness, Disqualified Stock or Preferred Stock of the Company or any of its Subsidiary Guarantors incurred to finance an acquisition or (y) Acquired Debt; provided that, in either case, after giving effect to the transactions that result in the incurrence or issuance thereof, on a pro forma basis, (i) either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (b) the Fixed Charge Coverage Ratio for the Company would not be greater than immediately prior to such transactions;

(10) preferred stock of a Restricted Subsidiary of the Company issued to the Company or another Restricted Subsidiary of the Company; provided that (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary thereof will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by the provision described in this clause (10);

(11) ABL Debt of the Company or any Subsidiary Guarantor under the following: (a) ABL Hedge Agreements that are incurred in the ordinary course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, (b) ABL Bank Products Agreements in the ordinary course of business and (c) ABL Cash Management Agreements in the ordinary course of business;

(12) additional Indebtedness of the Company or any of its Restricted Subsidiaries incurred in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (12), not to exceed as of any date of incurrence the greater of (x) 5.0% of the Company’s Consolidated Total Assets and (y) $35.0 million;

(13) Indebtedness incurred by the Company or any Restricted Subsidiary of the Company to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes;

(14) Indebtedness of the Company or any Restricted Subsidiary of the Company consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(15) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(16) Guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments permitted under this Agreement;

(17) Indebtedness of Foreign Subsidiaries, New US LLC 1 and New US LLC 2 incurred in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (17), not to exceed as of any date of incurrence $25.0 million;

(18) Indebtedness issued by the Company or any of its Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of the Company, the direct or indirect parent of the Company or any Restricted Subsidiary of the Company (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by clause (2) of Section 6.3(B) in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (18), not to exceed $2.5 million as of any date of incurrence;

(19) Contribution Indebtedness;

(20) (a)  Indebtedness incurred in connection with any Sale and Leaseback and any refinancing, refunding, renewal or extension of the Attributable Debt in respect thereof (provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed), provided the Attributable Debt with respect to all Sale and Leaseback transactions and any refinancing, refunding, renewal or extension in respect thereof shall not exceed as of any date of incurrence $40.0 million in the aggregate;

(b)            Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;

(c)            Indebtedness representing deferred compensation to employees of the Company (or any direct or indirect parent of the Company) and its Restricted Subsidiaries incurred in the ordinary course of business; and

(21) Cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts.

For purposes of determining compliance with Section 6.1, in the event that any proposed Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred or issued pursuant to Section 6.1(a) hereof, the Company, in its sole discretion, will be permitted to divide and classify at the time of its incurrence or issuance, and may from time to time divide or reclassify, all or a portion of such item of Indebtedness or Disqualified Stock or preferred stock such that it will be deemed to have been incurred pursuant to one or more of such clauses (in whole or in part) or Section 6.1(a) hereof, to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause or the first paragraph of this covenant at the time of such reclassification (including in part pursuant to one or more clauses and/or in part pursuant to the first paragraph of this covenant), provided, however, that Indebtedness under an ABL Credit Facility may only be deemed to have been incurred under clause (1) of the definition of Permitted Debt.

For the purpose of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred or first committed (in the case of revolving credit debt); provided that if such Indebtedness denominated in a foreign currency is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.  The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding any other provision of Section 6.1, the maximum amount of Indebtedness that may be incurred pursuant to Section 6.1 will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.  In addition, for purposes of determining any particular amount of Indebtedness, any Guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included.

The Company will not incur, and will not permit any Subsidiary Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Loans and the applicable Loan Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

6.2.         Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Agreement and the Loans are secured equally and ratably with the obligations so secured until such time as such obligations are no longer secured by a Lien, except that the foregoing shall not apply to Liens securing Indebtedness permitted to be incurred pursuant to Section 6.1 hereof; provided that, at the time of incurrence of such Indebtedness, and after giving pro forma effect thereto and to the application of the net proceeds thereof, the Consolidated Secured Debt Ratio would be no greater than 3.75 to 1.00.

6.3.         Restricted Payments

(A)          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company or (b) payable by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)           purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary of the Company held by Persons other than the Company or any Restricted Subsidiary of the Company;

(3)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated to the Loans or to any Loan Guarantee (excluding any intercompany Indebtedness between or among the Company and any of the Guarantors), except payments of (x) interest payable in accordance with the terms governing the applicable Indebtedness (including, for the avoidance of doubt, any AHYDO catch-up payment thereon similar to the Special Mandatory Repayment), (y) principal at the Stated Maturity thereof (or the satisfaction of a sinking fund obligation) or (z) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4)           make any Restricted Investment (all such restricted payments and other restricted actions set forth in those clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.1(a) hereof; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date permitted by the provisions described in clauses (1), (6), (7), (8), (9), (11), (12)(c), (d)

and (e), (13), and (14) of the next succeeding paragraph (B), is less than the sum, without duplication, of:

(a)           50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter after the Closing Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)           100% of the aggregate net cash proceeds and the fair market value of assets received by the Company since the Closing Date as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company or from the issue or sale of Equity Interests of any direct or indirect parent of the Company to the extent such net cash proceeds are actually contributed to the Company as equity (other than Excluded Contributions, Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company); plus

(c)           the net cash proceeds and the fair market value of assets received by the Company or any Restricted Subsidiary of the Company from (i) the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the Closing Date, net of disposition costs and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees which constitute Restricted Investments by the Company or its Restricted Subsidiaries, and (ii) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary; plus

(d)           without duplication, (i) to the extent that any Unrestricted Subsidiary of the Company that was designated as such after the Closing Date is redesignated as a Restricted Subsidiary, the fair market value of the Company’s direct or indirect Investment in such Subsidiary as of the date of such redesignation, plus (ii) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company to the Company or any Restricted Subsidiary of the Company after the Closing Date, except, in each case, to the extent that any such Investment or net reduction in Investment is included in the calculation of Consolidated Net Income or were used to reduce Permitted Investments; plus

(e)           without duplication, in the event the Company or any Restricted Subsidiary of the Company makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the

Company, an amount equal to the fair market value of the existing Investment in such Person made after the Closing Date that was previously treated as a Restricted Payment.

(B)           The provisions of Section 6.3(A) hereof will not prohibit:

(1)           the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if at said date of declaration or notice such payment would have complied with the provisions of this Agreement;

(2)           (a)  the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company (other than any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company) or from substantially concurrent contributions to the equity capital of the Company (collectively, including any such contributions, “Refunding Capital Stock”); and

(b)           the declaration and payment of accrued dividends on any Equity Interests redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 45 days of such sale;

provided that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (2) shall be excluded from the amount described in clause (3)(b) of Section 6.3(A) hereof and clause (4) of Section 6.3(B) hereof and shall not constitute an Excluded Contribution;

(3)           the payment, repayment, defeasance, redemption, repurchase, retirement or other acquisition of (a) Indebtedness of the Company or any Guarantor that is contractually subordinated to the Loans or to any Loan Guarantee or (b) Disqualified Stock of the Company or any Restricted Subsidiary thereof, in each such case in exchange for, or out of the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

(4)           Restricted Investments acquired (a) from the proceeds of a capital contribution to, or out of the net cash proceeds of substantially concurrent contributions to, the equity capital of the Company or (b) from the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company) of, or in exchange for, Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company (so long as such proceeds are contributed to the Company); provided, that for the purposes hereof, the amount of any such net cash proceeds that are utilized for any such acquisition and the fair market value of any assets so acquired or exchanged shall be excluded from the amount described in clause (3)(b) of Section 6.3(A) hereof and clause (2) of Section 6.3(B) hereof and shall not constitute an Excluded Contribution;

(5)           the repurchase of Equity Interests deemed to occur (i) upon the exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price thereof and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

(6)           the payment of dividends on the Company’s common stock (or the payment of dividends to Holdings or any other direct or indirect parent of the Company to fund the payment of dividends on its common stock) following any public offering of common stock of the Company or Holdings or any other direct or indirect parent of the Company, in an aggregate amount of up to 6.0% per annum of the net proceeds received by the Company (or by Holdings or any other direct or indirect parent of the Company and contributed to the Company) from such public offering; provided, however, that the aggregate amount of all such dividends pursuant to this clause (6) since the Closing Date shall not exceed the aggregate amount of net proceeds received by the Company (or by a direct or indirect parent of the Company and contributed to the Company) from such public offering;

(7)           the purchase, redemption, retirement or other acquisition for value of any Equity Interests of the Company, Holdings or any other direct or indirect parent of the Company held by any current, future or former director, officer, consultant or employee of the Company, Holdings or any other direct or indirect parent of the Company or any Restricted Subsidiary of the Company, or their estates or the beneficiaries of such estates (including the payment of dividends and distributions to Holdings or any other direct or indirect parent of the Company to enable Holdings or such other parent to repurchase Equity Interests owned by its directors, officers, consultants and employees), in an amount not to exceed $5.0 million in any calendar year; provided that the Company may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of purchases, redemptions, acquisitions or retirements for value (and dividends and distributions) permitted to have been but not made in any preceding calendar year up to a maximum of $10.0 million in any calendar year, provided, further, that such amounts will be increased by (a) the cash proceeds from the sale after the Closing Date of Equity Interests of the Company or, to the extent contributed to the Company, Equity Interests of Holdings or any other direct or indirect parent of the Company, in each case to directors, officers, consultants or employees of Holdings, the Company or any other direct or indirect parent of the Company or any Restricted Subsidiary of the Company after the Closing Date, plus (b) the cash proceeds of key man life insurance policies received by the Company, its Restricted Subsidiaries, Holdings or any other direct or indirect parent of the Company and contributed to the Company after the Closing Date, in the case of each of clauses (a) and (b), to the extent such net cash proceeds are not otherwise applied to make or otherwise increase the amounts available for Restricted Payments pursuant to clause (3)(b) of Section 6.3(A) hereof or clauses (2), (4) or (16) of Section 6.3(B) hereof;

(8)           upon the occurrence of a Change of Control (or similarly defined term in other Indebtedness) and within 90 days after completion of any offer to prepay or repurchase Loans pursuant to Section 2.14 hereof, any prepayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Loans or to any Loan Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control (or similarly defined term in other Indebtedness), at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest, if any);

(9)           within 90 days after completion of any offer to prepay or repurchase Loans or other Pari Passu Obligations pursuant to Section 6.7 hereof, any prepayment, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Loans or to any Loan Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale (or similarly defined term in such other Indebtedness), at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any);

(10)         payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of Section 6.5 hereof;

(11)         the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Company or Holdings or any direct or indirect parent of the Company (and payments of dividends to Holdings or any direct or indirect parent of the Company for such purposes);

(12)         the declaration and payment of dividends or distributions by the Company or any Restricted Subsidiary to, or the making of loans to, Holdings or any other direct or indirect parent of the Company in amounts sufficient for Holdings or any other direct or indirect parent of the Company to pay, in each case without duplication:

(a)           franchise and excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain their corporate existence, and any taxes required to be withheld and paid by Holdings or any other direct or indirect parent of the Company;

(b)           with respect to any taxable period during which the Company or any of its Subsidiaries is a member of a consolidated, unitary, combined or similar income tax group in which Holdings (or the direct or indirect parent of Holdings) is the common parent, the portion of its consolidated, unitary, combined or similar U.S. federal, state, local and/or non-U.S. income taxes (as applicable) of such income tax group attributable to the income of the Company and any of its Subsidiaries, in an amount not to exceed the income tax liabilities that would have been payable by the Company and/or its Subsidiaries (as applicable) on a stand-alone basis (or as a stand-alone group), reduced, in each case, by any such income taxes paid or to be paid directly by the Company or its Subsidiaries; provided, that the amount of any such payments attributable to any income of an Unrestricted Subsidiary shall be limited to the cash distributions made by such Unrestricted Subsidiary to the Company or its Restricted Subsidiaries for such purpose;

(c)           (1) customary salary, bonus and other benefits payable to officers and employees of Holdings or any other direct or indirect parent of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries and (2)

any reasonable and customary indemnification claims made by directors or officers of the Company, Holdings or any other direct or indirect parent of the Company;

(d)           general corporate administrative, operating and overhead costs and expenses of Holdings or any other direct or indirect parent of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(e)           fees and expenses related to any equity or debt offering or acquisition by Holdings or such other parent entity (whether or not successful);

(13)         the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries and preferred stock of any Restricted Subsidiary issued or incurred in accordance with Section 6.1 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(14)         the declaration and payment of dividends or distributions:

(a)           to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Company issued after the Closing Date;

(b)           to Holdings or any other direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Holdings or any other direct or indirect parent of the Company issued after the Closing Date; provided, however, that the aggregate amount of dividends declared and paid pursuant to this clause (14)(b) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock; and

(c)           on Refunding Capital Stock that is preferred stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of Section 6.3(B) hereof;

provided, however, in the case of each of (a), (b) and (c) of this clause (14), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is preferred stock, after giving effect to such issuance or declaration on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(15)        other Restricted Payments in an amount which, taken together with all other Restricted Payments made pursuant to this clause (15), do not exceed $25.0 million;

(16)         the Refinancing Transaction;

(17)         Restricted Payments in an aggregate amount not to exceed the amount of all Excluded Contributions; and

(18) the payment, repayment, defeasance, redemption, repurchase, retirement or other acquisition of amounts outstanding under the Loans to the extent required to be redeemed to prevent it from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code;”

provided that, in the case of clauses (4) and (6) through (9) above, no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  In determining whether any Restricted Payment is permitted by Section 6.3 hereof, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (17) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in Section 6.3(A) hereof (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, each Restricted Payment, or allocated portions thereof, would be permitted under the various provisions of Section 6.3 hereof into which such particular Restricted Payment is allocated; and provided, further, that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with Section 6.3 hereof, and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of Section 6.3 hereof to which such Restricted Payment or Permitted Investment has been reclassified.  The cancellation of Indebtedness owing to the Company from members of management, directors or consultants of the Company, any of its direct or indirect parents, Holdings or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parents or Holdings will not be deemed to constitute a Restricted Payment for purposes of this Agreement.

6.4.         Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)           immediately after giving effect to such transaction no Event of Default exists;

(3)           transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 6.4(a) hereof will not apply to encumbrances or restrictions:

(1)           existing under, by reason of or with respect to the ABL Documents, Indebtedness existing on the Closing Date, or any other agreements in effect on the Closing Date and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the Closing Date;

(2)           existing under, by reason of or with respect to any other Credit Facility of the Company permitted under this Agreement; provided that the applicable encumbrances and restrictions contained in the agreement or agreements governing the other Credit Facility are not materially more restrictive, taken as a whole, than those contained in the ABL Credit Facility and/or this Agreement, in each case as in effect on the Closing Date;

(3)           existing under, by reason of or with respect to applicable law, rule, regulation or administrative or court order;

(4)           with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacement or refinancings are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the ABL Credit Facility, this Agreement, Indebtedness existing on the Closing Date or such other agreements as in effect on the date of the acquisition;

(5)           in the case of the provision described in clause (3) of Section 6.4(a) hereof:

(a)           that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b)           existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by the indenture,

(c)           existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, or

(d)           arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(6)           existing under, by reason of or with respect to customary provisions in joint venture, operating or similar agreements, asset sale agreements and stock sale agreements arising in connection with the entering into of such transactions;

(7)           existing under, by reason of or with respect to any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary that restricted distributions by that Restricted Subsidiary pending the closing of such sale or other disposition;

(8)           existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)           restricting cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10)         existing under, by reason of or with respect to customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(11)         existing under, by reason of or with respect to (a) the Notes Indenture, the Notes (and any additional notes), the Note Guarantees and the security documents (including any exchange notes or exchange guarantees issued in respect thereof), (b) the Loans and the documents related thereto, (c) the intercreditor agreements with respect to the Consolidated Secured Indebtedness or (d) any amendments, supplements, modifications, restatements, replacements, renewals, refundings, restructurings, increases or refinancing of any of the foregoing;

(12)         existing under, by reason of or with respect to Indebtedness of the Company or a Restricted Subsidiary not prohibited to be incurred under the indenture; provided that (a) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect in any material respect the Company’s or any Guarantor’s ability to make principal and interest payments on the Loans, as determined in good faith by the Company;

(13)         consisting of customary restrictions pursuant to any Permitted Receivables Financing; or

(14)         existing under, by reason of or with respect to, any Consolidated Secured Indebtedness.

For purposes of determining compliance with this Section 6.4, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

6.5.         Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

(1)           either:  (a) the Company is the surviving corporation; or (b) the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made (i) is a corporation, limited liability company, partnership (including a limited partnership) or trust organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Loans, this Agreement and the documents related to the foregoing pursuant to agreements reasonably satisfactory to the Requisite Lenders;

(2)           immediately after giving effect to such transaction no Event of Default exists;

(3)           immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, on a pro forma basis, either (a) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.1(a) hereof; or (b) the Fixed Coverage Ratio for the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) would not be greater than immediately prior to such transactions;

(4)           each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under the covenant described under this Section 6.5 shall have by amendment to its Loan Guarantee confirmed that its Loan Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Loans and this Agreement; and

(5)           at the time of the transaction the Company will have delivered, or caused to be delivered, to the Requisite Lenders an Officers’ Certificate and opinion of counsel, each to the effect that such merger, consolidation or sale of assets comply with this Agreement.

The provision described in clause (3) of this Section 6.5 will not apply to (a) any merger, consolidation or sale, assignment, lease, transfer, conveyance or other disposition of assets between or among the Company, any of its Restricted Subsidiaries and/or any of the Guarantors or (b) any merger between the Company and an Affiliate of the Company, or between a Restricted Subsidiary and an Affiliate of the Company, in each case in this clause (b)

solely for the purpose of reincorporating the Company or such Restricted Subsidiary, as the case may be, in the United States, any state thereof, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

6.6.         Merger, Consolidation or Sale of GuarantorsA Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)           immediately after giving effect to that transaction, no Default or Event of Default exists; and;

(2)           either:

(a)           the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that the provisions described in this clause (i) shall not apply if such Guarantor is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia) and (ii) assumes all the obligations of that Guarantor under the Loans and this Agreement; or

(b)           in the case of a Subsidiary Guarantor, such sale or other disposition or consolidation or merger complies with Section 6.7 hereof.

Notwithstanding the foregoing, any Guarantor may (i) merge with the Company or another Guarantor solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in clause (1) of the preceding paragraph.

6.7.         Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)           with respect to Asset Sales involving aggregate consideration in excess of $25.0 million, such fair market value is determined in good faith by the Board of Directors of the Company or Holdings; and

(3)           other than in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a combination thereof; provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(a)           any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or as would be shown on such balance sheet or footnotes if such liability was incurred subsequent to the date of such balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms contractually subordinated in right of payment to the Loans or any Loan Guarantee, liabilities to the extent owed to the Company or any Restricted Subsidiary of the Company and liabilities incurred in contemplation of such Asset Sale) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases the Company or such Restricted Subsidiary, as the case may be, from further liability, or that are assumed or released as a matter of law;

(b)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary, as the case may be, from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days (to the extent of the cash or Cash Equivalents received in that conversion); and

(c)           any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (x) $50.0 million and (y) 7.5% of the Company’s Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option and to the extent it so elects:

(1)           to prepay, repay, redeem or repurchase or offer to prepay, repay, redeem or repurchase Consolidated Secured Indebtedness;

(2)           if such Asset Sale is by a Restricted Subsidiary that is not a Guarantor, to repay Indebtedness and other obligations of a Restricted Subsidiary that is not a Guarantor other than Indebtedness owed to the Company or a Guarantor;

(3)           [INTENTIONALLY OMITTED.];

(4)           to prepay, repay, repurchase or redeem or offer to prepay, repay, repurchase or redeem the Loans, and, to the extent required by the terms of any Indebtedness that is Pari Passu with the Loans (“Pari Passu Obligations”), any such Pari Passu Obligation;

(5)           to make an Investment in other assets or property;

(6)           to make an Investment in Capital Stock of another Permitted Business if, after giving effect to such Investment, the Permitted Business becomes a Subsidiary Guarantor or is merged into or consolidated with the Company or any Subsidiary Guarantor;

(7)           to make an Investment in Replacement Assets or to make a capital expenditure with respect to assets; or

(8)           any combination of the foregoing;

provided that the Company will be deemed to have complied with the provision described in clauses (5), (6) and (7) of this paragraph if, and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Company or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to make an Investment in assets or property or make an Investment in Capital Stock of another Permitted Business or to make an Investment in Replacement Assets or to make a capital expenditure with respect to assets in compliance with the provisions described in clauses (5), (6) and (7) of this paragraph, and that purchase, Investment or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

Any Net Proceeds from Asset Sales that are not applied or invested as described in the two preceding paragraphs will constitute “Excess Proceeds.”  Within 10 business days after the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer to all holders of the Loans, and to the extent required, the Pari Passu Obligations, to repay, repurchase or redeem the maximum principal amount of Loans and such other Pari Passu Obligations that may be purchased out of the Excess Proceeds.  The offer price in any such asset sale offer will be equal to 100% of the principal amount of the Loans and such Pari Passu Obligations purchased, plus accrued and unpaid interest on the Loans and such Pari Passu Obligations to the date of purchase, and will be payable in cash.  If any Excess Proceeds remain after consummation of such an asset sale offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Agreement.  If the aggregate principal amount of Loans and such Pari Passu Obligations tendered into such asset sale offer exceeds the amount of Excess Proceeds, the Loans and such Pari Passu Obligations shall be purchased on a pro rata basis based on the principal amount of Loans and such Pari Passu Obligations tendered.  Upon completion of each asset sale offer, the amount of Excess Proceeds shall be reset at zero.  The Company may satisfy the foregoing obligation with respect to any Net Proceeds by making an asset sale offer prior to the expiration of the relevant 365-day period (as such period may be extended) or with respect to Excess Proceeds of $25.0 million or less.

6.8.   Transactions with Affiliates

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Affiliate of the Company or any Restricted Subsidiary involving consideration in excess of $3.0 million other than transactions solely among any of the Company and its Restricted Subsidiaries (an “Affiliate Transaction”), unless:

(1)           such business, transaction or series of related transactions is on terms no less favorable, taken as a whole, to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an unaffiliated party; and

(2)           the Company delivers to the Requisite Lenders:

(i)            with respect to any Affiliate Transaction involving an amount or having a value in excess of $10.0 million, an Officers’ Certificate stating that such business, transaction or series of related transactions complies with clause (1) above;

(ii)            with respect to any Affiliate Transaction involving an amount or having a value in excess of $20.0 million, a resolution of the Board of Directors of Holdings set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 6.8 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of Holdings’ Board of Directors;

(iii)            with respect to any Affiliate Transaction involving an amount or having a value in excess of $40.0 million, a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction (or relevant purchase price or valuation) is fair to the Company or such Restricted Subsidiary from a financial point of view.

(b) The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.8(a) hereof :

(1)           transactions between or among the Company, its Restricted Subsidiaries, and/or any Guarantors;

(2)           payment of reasonable fees and compensation to, and indemnification and similar arrangements on behalf of, current, former or future directors of Holdings, any other direct or indirect parent of the Company, the Company or any Restricted Subsidiary of the Company;

(3)           Restricted Payments that are permitted by the provisions of Section 6.3 hereof, or the definition of “Permitted Investments” (including any payments that are excluded from the definitions of “Restricted Payment” and “Restricted Investment”);

(4)           any sale of Equity Interests (other than Disqualified Stock) of the Company;

(5)           loans and advances to officers and employees of Holdings, any other direct or indirect parent of the Company, the Company or any of the Company’s Restricted Subsidiaries or guarantees in respect thereof or otherwise made on the Company’s or any of its Restricted Subsidiaries’ behalf (or the cancellation of such loans, advances or guarantees), in both cases for bona fide business purposes in the ordinary course of business;

(6)           any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries or Holdings with current, former or future officers and employees of Holdings, any direct or indirect parent of the Company, the Company or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of Holdings, any direct or indirect parent of the Company, the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(7)           transactions with a Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person;;

(8)           any contracts, instruments or other agreements or arrangements in each case as in effect on the Closing Date, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Company and its Restricted Subsidiaries at the time executed than the original agreement or arrangement as in effect on the Closing Date;

(9)           any Guarantee by Holdings or any other direct or indirect parent of the Company of Indebtedness or other liabilities or obligations of the Company or any Guarantor that was permitted by this Agreement;

(10)         transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Company or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(11)         transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements) in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Company, as determined in good faith by Holdings or the Company;

(12)         transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Requisite Lenders a letter from an independent financial advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of prong (1) of Section 6.8(a) hereof;

(13)         any contribution to the common equity capital of the Company;

(14)                            any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(15)                            the pledge of Equity Interests of any Unrestricted Subsidiary;

(16)                            subject to the limitations described under clause (12)(b) of paragraph (B) under Section 6.3, payments by the Company (or Holdings or any other direct or indirect parent of the Company) or any of the Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement;

(17)                            the incurrence of Indebtedness represented by the Notes, the Note Guarantees and the Notes Indenture, the execution, delivery and performance under any document related to the Notes, the Note Guarantees and the Notes Indenture and any amendment, modification, refinancing, restructuring or replacement thereof;

(18)                            the use of proceeds of the Notes and the Loans to repay the Company’s outstanding indebtedness;

(19)                            sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing;

(20)                            the payment, repayment, defeasance, redemption, repurchase, retirement or other acquisition of the Notes and amounts outstanding under the Loans to the extent otherwise permitted hereunder;

(22)                            any agreement that provides customary registration rights to the equity holders of the Company or any direct or indirect parent of the Company and the performance by the parties thereto of their obligations, duties and rights under their obligations, duties and rights under such agreement, and any shareholders agreement (including but not limited to the Shareholders Agreement) among some or all of the shareholders of the Company or any direct or indirect parent of the Company and the performance by the parties thereto of such agreement;

(23)                            Guarantees by Holdings of Indebtedness or other liabilities or obligations of Foreign Subsidiaries, New US LLC 1 and/or New US LLC 2 that are permitted by this Agreement; and

(24)                            transactions between the Company or any Restricted Subsidiary, on the one hand, and any person that is an Affiliate of the Company or any Restricted Subsidiary, on the other hand, solely because a director of such Person is also a director of the Company or any direct or indirect parent of the Company.

6.9.   Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company or Holdings may designate any Subsidiary (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary; provided that:

(1)          any Guarantee by the Company or any Restricted Subsidiary of the Company of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under Section 6.1;

(2)          the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of the Company of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under Section 6.3;

(3)          such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the Company or any Restricted Subsidiary of the Company (other than Equity Interests of any Restricted Subsidiary of such Subsidiary that is concurrently being designated as an Unrestricted Subsidiary);

(4)          the Subsidiary being so designated, after giving effect to such designation:

(a)                                  is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company that would not be permitted under Section 6.8 after giving effect to the exceptions thereto;

(b)                                 is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under Section 6.1 and Section 6.3; and

(c)                                  (i) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation or would be permitted under Section 6.3 and (ii) to the extent the Indebtedness of the Subsidiary is non-recourse Indebtedness, any Guarantee or credit support by the Company or a Restricted Subsidiary would be permitted under Section 6.1 and Section 6.3; and

(5)          no Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Requisite Lenders by delivering to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Company or Holdings giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Agreement.  If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness, Investments or Liens on the property of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred or made as of such date under this Agreement, the Company shall be in default under this Agreement.

The Board of Directors of the Company or Holdings may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1)          such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 6.1; calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2)          all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under Section 6.3;

(3)          all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 6.2; and

(4)          no Default or Event of Default would be in existence following such designation.

SECTION 7.                                                                            LOAN GUARANTEE

7.1.                            Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Subsidiary Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Credit Document Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a), or any equivalent provision in any applicable jurisdiction) (collectively, the “Guaranteed Obligations”).

7.2.                            Contribution by Subsidiary Guarantors.  All Subsidiary Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Loan Guarantee.  Accordingly, in the event any payment or distribution is made on any date by a Subsidiary Guarantor (a “Funding Guarantor”) under this Loan Guarantee such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Loan Guarantee in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Loan Guarantee that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any

Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Loan Guarantee (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Subsidiary Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.                            Payment by Subsidiary Guarantors.  Subject to Section 7.2, Subsidiary Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Subsidiary Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a), or any equivalent provision in any applicable jurisdiction), Subsidiary Guarantors will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Company’s becoming the subject of a case under the Bankruptcy Code or other similar legislation in any jurisdiction, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4.                            Liability of Subsidiary Guarantors Absolute.  Each Subsidiary Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations or valid release of a Guarantor in accordance with the Credit Documents.  In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(a)                  this Loan Guarantee is a guaranty of payment when due and not of collectability.  This Loan Guarantee is a primary obligation of each Subsidiary Guarantor and not merely a contract of surety;

(b)                 Administrative Agent may enforce this Loan Guarantee upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c)                  the obligations of each Subsidiary Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d)                 payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid.  Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)                  any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Subsidiary Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)                    this Loan Guarantee and the obligations of Subsidiary Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5.                            Waivers by Guarantors.  Each Subsidiary Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Subsidiary Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to willful misconduct or gross negligence, as determined in a final, non-appealable judgment by a court of competent jurisdiction; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6.                            Guarantors’ Rights of Subrogation, Contribution, etc.  Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Subsidiary Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Subsidiary Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Loan Guarantee or the performance by such Subsidiary Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Subsidiary Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary.  In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Subsidiary Guarantor shall withhold exercise of any right of contribution such Subsidiary Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2.  Each Subsidiary Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Subsidiary Guarantor may have against Company or against any collateral or security, and any rights of contribution such Subsidiary Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor.  If any amount shall be paid to any Subsidiary Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.                            Subordination of Other Obligations.  Any Indebtedness of Company or any Subsidiary Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8.                            Continuing Guaranty.  This Loan Guarantee is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full.  Each Subsidiary Guarantor hereby irrevocably waives any right to revoke this Loan Guarantee as to future transactions giving rise to any Guaranteed Obligations.

7.9.                            Authority of Guarantors or Company.  It is not necessary for any Beneficiary to inquire into the capacity or powers of any Subsidiary Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.                     Financial Condition of Company.  Any Loan may be made to Company or continued from time to time may be entered into from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation.  No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company.  Each Subsidiary Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents, and each Subsidiary Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.  Each Subsidiary Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11.                     Bankruptcy, etc.  (a)    Without limiting any Guarantor’s ability to file a voluntary bankruptcy petition in respect of itself (but subject to the rights and remedies in respect thereof pursuant to Section 8.1), so long as any Guaranteed Obligations remain outstanding, no Subsidiary Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor.  The obligations of Subsidiary Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any Guarantor or by any defense which Company or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)                 Each Subsidiary Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Subsidiary Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Subsidiary Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations.  Subsidiary Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)                  In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Subsidiary Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12.                     Release of Loan Guarantees

(a)    The Holdings Guaranty will automatically and unconditionally be released without the need for any further action by any party upon written notice from the Company to the Administrative Agent (1) if such entity is not a guarantor of any other Indebtedness of the Company or any other Guarantor, or (2) if such Guarantor merges or consolidates with, or transfers all or substantially all of its assets to, the Company or another Guarantor or (3) without limiting the foregoing clause (1), upon release of such Guarantor under the Notes (other than due to the payment in full of the Notes).

(b)                 The Loan Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released without the need for any action by any party:

(1)          in connection with any sale or other disposition of Capital Stock of a Subsidiary Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Subsidiary of the Company, if the sale of such Capital Stock of that Subsidiary Guarantor complies with Section 6.3 and Section 6.7;

(2)          in connection with the merger or consolidation of a Subsidiary Guarantor with the Company or any other Subsidiary Guarantor;

(3)          in the event of the release of the guarantee under the ABL Credit Facility and the Notes Indenture of a Subsidiary Guarantor if such Person is not a guarantor of any other Indebtedness of the Company or any other Guarantor;

(4)          if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under this Agreement or the Notes Indenture; or

(6)          upon a liquidation or dissolution of a Subsidiary Guarantor permitted under this Agreement.

In addition, the Loan Guarantee of any Subsidiary Guarantor will be released in connection with a sale of all or substantially all of the assets of such Subsidiary Guarantor in a transaction that complies with the conditions in Section 6.6.

SECTION 8.                                                                            EVENTS OF DEFAULT

8.1.                            Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(1)                                  a default in any payment of interest on any Loans or fees due hereunder for 30 consecutive days,

(2)                                  a default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Loans;

(3)                                  the failure by the Company or any of its Subsidiaries to comply with Sections 2.14, 5.10, 6.5 or 6.7 for 30 days after written notice by the Administrative Agent or Lenders holding more than 25% of the Loans then outstanding;

(4)                                  the failure by the Company or any of its Subsidiaries to comply for 60 days after written notice by the Administrative Agent or Lenders holding more than 25% of the Loans then outstanding with any of the other agreements contained in the Credit Documents other than those referred to in clauses (1)-(3) above;

(5)                                  default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries of the Company that together would constitute a Significant Subsidiary of the Company), or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries of the Company that together would constitute a Significant Subsidiary of the Company), whether such Indebtedness or Guarantee now exists, or is created after the Closing Date, if that default causes (after giving effect to applicable grace periods)that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness that has been declared due and payable aggregates $30.0 million or more;

(6)                                  failure by the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries of the Company that together would constitute a Significant Subsidiary of the Company) to pay non-appealable final judgments aggregating in excess of $30.0 million (excluding amounts covered by insurance or bonded) which judgments are not paid, discharged or stayed for a period of more than 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7)                                  except as permitted by this Agreement, any Loan Guarantee or the Holdings Guaranty shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect in any material respect or any Guarantor or Holdings, or any Person acting on their behalf, shall deny or disaffirm in writing its obligations under the Loan Guarantee or Holdings Guaranty if, and only if, in each such case, such Default continues for 21 days after notice of such Default shall have been given to the Administrative Agent;

(8)                                  the Company or any Subsidiary, pursuant to or within the meaning of the Bankruptcy Code (or any equivalent or similar law (foreign or domestic)):

(i)                                     commences a voluntary case;

(ii)                                  consents to the entry of an order for relief against it in any involuntary case;

(iii)                               consents to the appointment of a custodian, conservator, liquidator, sequestartor, receiver, administrator, trustee or other similar official of it or for any substantial part of its property; or

(iv)                              makes a general assignment for the benefit of its creditors or takes any comparable action under any foreign laws relating to insolvency;

(9)                                  a court of competent jurisdiction enters an order or decree under the Bankruptcy Code (or any equivalent or similar law (foreign or domestic)) and the order or decree remains unstayed and in effect for 60 days:

(i)                                     for relief against the Company or any of its Subsidiaries in an involuntary case;

(ii)                                  appoints a custodian, conservator, liquidator, sequestartor, receiver, administrator, trustee or other similar official of the Company or any of its Subsidiaries or for any substantial part of its or their property;

(iii)                               orders the winding up or liquidation of the Company or any Subsidiary.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

8.2.                            Acceleration.  Upon the occurrence and during the continuance of any Event of Default, Administrative Agent shall at the direction of Lenders holding at least 25% of the Loans then outstanding (or, prior to the Closing Date, obligations to make 25% of the Loans on the Closing Date):

(i)                                     declare the obligation of each Lender to make Loans on the Closing Date to be suspended or terminated, whereupon such obligation to make Loans on the Closing Date shall forthwith be suspended or terminated;

(ii)                                  declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, all premium, if any, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party; and/or

(iii)                                               exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Sections 8.1(a)(8) or 8.1(a)(9) above, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.

SECTION 9.                                                                            ADMINISTRATIVE AGENT

9.1.                            Appointment of Administrative Agent.  Each Lender hereby authorizes Administrative Agent to act as such in accordance with the terms hereof and the other Credit Documents.  Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, Administrative Agent shall act solely for the benefit of the Lenders with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent” and similar and related terms in any Credit Document, which terms are used for title purposes only, and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.2.                            Powers and Duties.  Each Lender irrevocably authorizes each Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any function, duty, responsibility, obligation or other liability in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3.                            General Immunity

(a)   No Responsibility for Certain Matters.  Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Credit Party, and Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Credit Document Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)   Exculpatory Provisions.  Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents except to the extent caused primarily by Administrative Agent’s gross negligence or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction).  Administrative Agent shall be entitled to refrain from any act or from taking of any action (including failing to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or, if applicable, such other Lenders as may be required to give such instructions under this Agreement), and, upon receipt of such instructions from

Requisite Lenders (or, if applicable, such other Lenders as may be required to give such instructions under this Agreement), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation, any electronic transmission (including any information or document transmitted electronically by any means), any telephone message or any other communication issued by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it and shall not be responsible for any action of any sub-agent selected by it without gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction; and (ii) no person shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or, if applicable, such other Lenders as may be required to give such instructions under this Agreement, each of which instruction shall be deemed an authorization from all Lenders to such Agent and shall be binding on all Lenders).  Notwithstanding any instruction from the Lenders, Administrative Agent shall be not be required to take, or to omit to take, any action that is, in the opinion of Administrative Agent or its counsel, contrary to any Credit Document or applicable Requirement of Law.

(c)                  Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Affiliates. The exculpatory, indemnification and other provisions of this Article 9 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article 9 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent (unless otherwise provided by Administrative Agent), (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges

(including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4.                            Administrative Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, Administrative Agent and its Affiliates shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  Administrative Agent and its Affiliates may lend money to, own securities of, and generally engage in any kind of business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.                            Lenders’ Representations, Warranties and Acknowledgment.

(a)                  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with this Agreement and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries without reliance upon Administrative Agent and without reliance upon any document solely or in part because such document was transmitted by Administrative Agent.  Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.  In addition (and without limiting the foregoing), (i) Administrative Agent shall not be responsible for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Credit Document, (ii) Administrative Agent makes no warranty or representation, and Administrative Agent shall not be responsible, to any Lender for any statement, document, information, representation or warranty made or furnished by or on behalf of any sub-agent or affiliate, in or in connection with any Credit Document or any transaction contemplated therein, whether or not transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Credit Documents and (iii) Administrative Agent shall have no duty to ascertain or to inquire as to the performance or observance of any provision of any Credit Document, whether any condition set forth in any Credit Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Company or any Lender describing such Default or Event of Default clearly labeled “notice of default”.

(b)                 Each Lender, by delivering its signature page to this Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable, on the Closing Date or the Closing Date.

9.6.                            Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by any Credit Party (and without limiting any Credit Party’s obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable advisors’ fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in connection with any Credit Document or with any of its powers, rights, remedies or duties hereunder or under the other Credit Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of or in connection with this Agreement or the other Credit Documents or the preparation thereof or any amendment, modification or termination thereof; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements primarily resulting from Administrative Agent’s gross negligence or willful misconduct (as determined in a final, non-appealable judgment by a court of competent jurisdiction).  If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.                            Successor Administrative Agent.  Administrative Agent may resign at any time by giving prior written notice thereof to Lenders and the Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Company and Administrative Agent, as applicable, and signed by Requisite Lenders.  The resignation of Administrative Agent shall be effective immediately upon the giving of such notice, whereupon Administrative Agent shall be discharged from its duties and obligations hereunder.  In such event, all Credit Document Obligations owing to Administrative Agent shall be due and payable by the Company upon giving of such notice.  Upon any such notice of resignation or any such removal, the Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor

Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder or otherwise required (or necessary or appropriate) to be taken by Administrative Agent thereafter.

9.8.                            Guaranties.

(a)                  Guaranties.  Each Lender hereby further authorizes the Administrative Agent on behalf of and for the benefit of Lenders, (i) to act as disbursing and collecting agent with respect of payments and collection in connection with Credit Documents, (ii) to file and prove claims and other documents necessary or desirable to allow the claims of the Lenders with respect to any Guaranteed Obligation in any proceeding described in Sections 8.1(8) and (9) and any other similar proceedings and (iv) execute any amendment, consent or waiver under the Credit Documents on behalf of any Lender that has consented in writing.  Subject to Section 11.5, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Loan Guarantee in accordance with Section 7.12 or in connection with a sale or other disposition (including by merger or consolidation) of such Guarantor to which, or otherwise to the extent to which, the Requisite Lenders (or, if applicable, such other Lenders as may be required to give such consent under this Agreement) have otherwise consented.

(b)                 Right to Enforce Loan Guarantee.  Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to enforce the Loan Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof.

SECTION 10.                                                                     [RESERVED.]

SECTION 11.                                                                     MISCELLANEOUS

11.1.   Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Lender or Administrative Agent shall be (i) in the English language and (ii) sent to such Person’s address (which, in the case of any Credit Party, may be sent to the Company’s address) as set forth on Appendix A or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix A or otherwise indicated to Administrative Agent in writing or posted to Intralinks®  or another E-System as and to the extent provided below.  Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.  Each such notice may also be (i) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in a reasonably appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting or (ii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location; provided, no notice to Administrative Agent shall be effective until received by Administrative Agent.  Each such posting shall be effective on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System.  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth on Appendix A) shall not be sufficient or effective to transmit any notice required or expressly authorized to be delivered hereunder unless such transmission is an available means to post to any E-System.

11.2.                     Expenses.  Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto including the reasonable and documented fees, expenses and disbursements of (i) Wachtell, Lipton, Rosen & Katz, counsel to the Lenders and (ii) counsel to the Administrative Agent; (b) subject to Section 5.6, in the case of the costs and fees of the Advisor, all the actual out-of-pocket costs and reasonable and documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (c) all other out-of-pocket actual and reasonable and documented costs and expenses incurred by Administrative Agent in connection with the syndication of the Loans and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (e) during the continuance of a Default or an Event of Default, all out-of-pocket costs and reasonable and documented expenses, including reasonable and documented attorneys’ fees and out-of-pocket costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Credit Document Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the enforcement of the Loan Guarantee or Holdings Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

11.3.                     Indemnity.

(a)                  In addition to the payment of expenses pursuant to Section 11.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Lender and the officers, partners, directors, trustees, employees, agents, sub-agents, investment advisors and Affiliates of Administrative Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, as determined in a final, non-appealable judgment by a court of competent jurisdiction).  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)                 To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, the Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents, sub-agents, trustees or advisors, on any theory of liability, for special, indirect, consequential or punitive damages  (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.4.                     Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

11.5.                     Amendments and Waivers.

(a)                  Subject to Section 11.20, no amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Company and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Administrative Agent with the consent of all the Lenders directly affected thereby), in addition to Administrative Agent (but only to the extent that Administrative Agent is directly affected thereby) and the Company, do any of the following:

(i)                                     increase or extend the obligation of any Lenders to make Loans or the outstanding principal balance of Loans of any Lender (or reinstate any obligation to make Loans terminated pursuant to Section 8.2(i));

(ii)                                  postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Credit Document;

(iii)                               reduce the principal of, or the rate of interest specified herein (it being agreed that the waiver of the default interest margin shall only require the consent of the Requisite Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Credit Document;

(iv)                              amend Section 2.17, 11.5 or the definition of “Requisite Lenders” or “Pro Rata Share” or any provision providing for consent or other action by all Lenders;

(v)                                 discharge any Material Credit Party from its respective Credit Document Obligations under the Credit Documents, except as may be provided in this Agreement or the other Credit Documents;

(vi)                              consent to the assignment or transfer by any Material Credit Party of any of its rights and obligations under any Credit Document (other than in connection with a disposition, merger or corporate reorganization permitted under this Agreement).

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (i), (iv), (v) and (vi).

(b)                 No amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, in addition to the Requisite Lenders or all Lenders directly affected thereby, as the case may be (or by Administrative Agent with the consent of the Requisite Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.

(c)                  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such  Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

11.6.                     Successors and Assigns; Participations.

(a)                  Generally.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders.  No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                 Register.  Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Loans listed therein for all purposes hereof, and no assignment or transfer of any Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 11.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 11.6(d).  Each assignment shall be recorded in the Register on the Business Day the Settlement Confirmation or Assignment Agreement is received by the Administrative Agent, if received by 12:00 p.m. (noon) (Local Time), and on the following Business Day if received after such time, prompt notice thereof shall be provided to Company and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable.  The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Loans.

(c)                  Right to Assign.  With the consent of the Company (such consent not to be unreasonably, conditioned, delayed or withheld and, in any event, to be deemed granted if not denied within ten (10) Business Days after the request by the Administrative Agent), each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of the Loans owing to it or other Credit Document Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan):

(i)                     to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and

(ii)                  to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee”; provided, each such assignment pursuant to this Section 11.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 as of trade date, if specified (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender, it being understood that simultaneous assignments by two or more Related Funds shall in any event be aggregated for purposes of determining compliance with such $1,000,000 threshold);

provided, that after the occurrence and during the continuance of an Event of Default, the Company’s consent to any assignment shall not be required.

(d)                 Mechanics.  Assignments of Dollar Loans by Lenders may be made via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”).  Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.6.  Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service.  Administrative Agent’s consent shall be deemed to have been granted pursuant to Section 11.6(c)(ii) with respect to any transfer effected through the Settlement Service.  Subject to the other requirements of this Section 11.6, assignments and assumptions of the Loans may also be effected by manual execution delivery to Administrative Agent of an Assignment Agreement, together with a processing and recordation fee of $3,500, with the prior written consent of Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that (i) the foregoing fee shall not be payable in the case of an assignment to another Lender, an Affiliate of a Lender or a Related Fund with respect to a Lender, and (ii) in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single such fee shall be payable for all such contemporaneous assignments.  Initially, assignments and assumptions of Loans shall be effected by such manual execution until Administrative Agent notifies Lenders to the contrary.  Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date.  In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20.  Notwithstanding anything herein or in any Assignment Agreement to the contrary and (i) unless notice to the contrary is delivered to the Lenders from the Administrative Agent or (ii) so long as no Default or Event of Default has occurred and is continuing, payment to the assignor by the assignee in respect of the settlement of an assignment of any Loan shall include such compensation to the assignor as may be agreed upon by the assignor and the assignee with respect to all unpaid interest which has accrued on such Loan to but excluding the Assignment Effective Date.  On and after the applicable Assignment Effective Date, the applicable assignee shall be entitled to receive all interest paid or payable with respect to the assigned Loan, whether such interest accrued before or after the applicable Assignment Effective Date.

(e)                  Representations and Warranties of Assignee.  Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in loans such as the applicable Loans; and (iii) it will make or invest in its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(f)                    Effect of Assignment.  Subject to the terms and conditions of this Section 11.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 11.9) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Promissory Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Promissory Note to Administrative Agent for cancellation, and thereupon Company, at such Company’s sole expense, shall issue and deliver a new Promissory Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g)                 Participations.  Each Lender shall have the right at any time to sell one or more participations to any Person (each such Person, a “Participant”) (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Loans or in any other Credit Document Obligations.  The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Promissory Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement.   Company agrees that each participant shall be entitled to the benefits of Sections 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company’s prior written consent and (ii) a participant shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.20 as though it were a Lender.  To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)                 Certain Other Assignments.  In addition to any other assignment permitted pursuant to this Section 11.6, any Lender may, without the consent of Company or Administrative Agent, assign and/or pledge all or any portion of its Loans, the other Credit Document Obligations owed by or to such Lender, and its Promissory Note, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank or any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder, until such time as such Federal Reserve Bank, pledge or trustee has complied with the provisions of this Section 11.6 regarding assignments.

(i)                     Participant Register. Each Lender that grants a participation pursuant to Section 11.6(g) shall maintain a register as an agent of the Company on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in such Lender’s Loans or any other Credit Document Obligations (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

11.7.                     [INTENTIONALLY OMITTED].

11.8.                     Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.9.                     Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.19, 2.20, 11.2, 11.3 and 11.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination hereof.

11.10.   No Waiver; Remedies Cumulative.  No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents.  Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

11.11.   Marshalling; Payments Set Aside.  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Credit Document Obligations.  To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12.   Severability.  In case any provision in or obligation hereunder or under any Promissory Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity,

legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.13.   Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.14.   Headings.  Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.15.   APPLICABLE LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).

11.16.   CONSENT TO JURISDICTION.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1; (iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE  CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (v) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

11.17.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR

UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.18.   Confidentiality.  Each Lender and Advisor shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender or Advisor pursuant to the requirements hereof  in accordance with such Lender’s or Advisor’s customary procedures for handling confidential information of  such nature, it being understood and agreed by Company that, in any event, a Lender or Advisor may make (i) disclosures of such information to Affiliates of such Lender and to their agents, employees, officers, directors, trustees, attorneys, accountants and advisors (and to other persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee, pledgee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by the provisions of this Section 11.18), (iii) disclosure to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from Administrative Agent or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.  Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.  In the event of any conflict between this Section 11.18 and any other Contractual Obligation entered into with any Credit Party, the terms of this Section 11.18 shall govern.  Nothing contained in this Section 11.18 shall limit any obligation which any Lender or Advisor has separately undertaken in any confidentiality agreement with the Company.

11.19.   Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Credit Document Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

11.20.   Changes to First Lien Facility Prior to Closing Date.  If any changes are made to the First Lien Facility’s description of notes attached hereto as Exhibit 11.20 (other than changes in respect of collateral, the amount of notes issued or the interest rate and fees charged) prior to the Closing Date that are favorable to the holders of notes under such First Lien Facility, correlative changes shall, at the election of the Requisite Lenders, be made to this Agreement by the Administrative Agent without any action by or required consent of the Credit Parties or the Lenders.

11.21.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

11.22.   Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

11.23.   Patriot Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.

11.24.   Electronic Transmissions.

(a)                  Authorization.  Subject to the provisions of Section 11.1, Administrative Agent, Company, Lender and each of their affiliates and sub-agent and each of their respective employees, agents, officers and directors is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Credit Document and the transactions contemplated therein.  Each Credit Party, Administrative Agent and each Lender hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                 Signatures.  Without limiting the generality of the foregoing, (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Credit Document, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                  Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to this Agreement, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Persons in connection with the use of such E-System.

(d)                 LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER ADMINISTRATIVE AGENT NOR ANY OF ITS SUB-AGENTS, AFFILIATES AND NONE OF THEIR RESPECTIVE EMPLOYEES, AGENTS, DIRECTORS OR OFFICERS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES, SUB-AGENTS OR ANY OF ITS EMPLOYEES, AGENTS, DIRECTORS OR OFFICERS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each Credit Party and each Lender agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

11.25.   Public Disclosures.  Each Credit Party agrees that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the securities of any Credit Party) using the name, logo or otherwise referring to the Administrative Agent, the Lenders or any of their Affiliates, the Credit Documents or any transaction contemplated therein to which the Administrative Agent or the Lenders are party without at least 2 Business Days’ prior notice to Administrative Agent and without the prior consent of Administrative Agent except to the extent required to do so under applicable Requirements of Law and then, only after consulting with Administrative Agent prior thereto.

11.26.   Alternative Transaction Fee and Right of First Refusal.

(a)   In the event the Closing Date shall occur but the Company shall, pursuant to Section 2.1, cause the aggregate Loans hereunder to be less than $125 million, then the Company shall pay to the Lenders on the Closing Date, in accordance with their Pro Rata Shares, a fee in an amount equal to 2.0% of the difference between (a) $125.0 million and (b) the principal amount of Loans as of the Closing Date.

(b)   Subject to Section 11.26(c), in the event that prior to May 16, 2011 the Closing Date does not occur and any of Holdings, the Company or the Company’s Subsidiaries has entered into an Alternative Transaction, the Company shall, on the date that it enters into the Alternative Transaction, pay to the Initial Lenders their Pro Rata Share of a fee equal to $2.5 million (the “Alternative Transaction Fee”); provided that any Initial Lender that is in breach of its obligations to fund Loans on the Closing Date shall not be entitled to receive its Pro Rata Share of the Alternative Transaction Fee, which shall be retained by Company.  The Company’s payment of the Alternative Transaction Fee shall not relieve the Company of its separate obligations under clause (c) of this Section 11.26.

(c)                  So long as a Lender has not has not breached its obligations to fund Loans on the Closing Date under the Agreement, at least five (5) Business Days prior to entering into an Alternative Transaction, the Company shall notify (an “Alternative Transaction Notification”) such Lender of its intention to enter into an Alternative Transaction and shall provide such Lender with the definitive documentation to be executed in connection with such Alternative Transaction.  Each Lender shall have the right (but not the obligation) to participate as a lender or purchaser in such Alternative Transaction in an amount of up to sum of (x) its Pro Rata Share of the Maximum Available Amount and (y) the portion of the Maximum Available Amount allocable to other Lenders pursuant to the formula set forth in the foregoing clause (x) that has been declined by such other Lenders subject, in each case, to a total aggregate funding cap on the Lenders of $125.0 million, by notifying the Company within two (2) Business Days of receiving an Alternative Transaction Notification of its desired participation in the Alternative Transaction.  If a Lender elects to participate in an Alternative Transaction, no Alternative Transaction Fee shall be due and payable to such Lender; provided, that if such participation is in a principal amount less than its Pro Rata Share of $125.0 million, then the Alternative Transaction Fee shall be payable in an amount equal to 2.0% multiplied by the difference between its Pro Rata Share of $125.0 million and the principal amount of such Lender’s participation in the Alternative Transaction.  If any Lender declines to participate in an Alternative Transaction, the Alternative Transaction Fee shall be due and payable on the terms set forth in Section 11.26(b) to such Lender. For the avoidance of doubt, the provisions of this Section 11.26(c) shall terminate and be of no further force and effect if the Closing Date occurs.

11.27.   Effectiveness of Agreement.  The provisions and terms of this Agreement shall be in full force and effect from the date of execution of this Agreement.  For the avoidance of doubt, until the occurrence of the Closing Date, (i) none of the representations and warranties set forth in Article IV shall be made or deemed; and (ii) none of the affirmative and negative covenants set forth in Article V or Article VI shall apply to any Credit Party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Company:

EURAMAX INTERNATIONAL, INC.

By:	/s/ R. Scott Vansant
	Name:	R. Scott Vansant
	Title:	Chief Financial Officer

Holdings:

EURAMAX HOLDINGS, INC.

By:	/s/ R. Scott Vansant
	Name:	R. Scott Vansant
	Title:	Chief Financial Officer

Subsidiaries:

AMERIMAX BUILDING PRODUCTS, INC.
AMERIMAX FABRICATED PRODUCTS, INC.
AMERIMAX HOME PRODUCTS, INC.
AMERIMAX RICHMOND COMPANY
FABRAL HOLDINGS, INC.
FABRAL, INC.
AMP COMMERCIAL, INC.
BERGER BUILDING PRODUCTS, INC.
BERGER HOLDINGS, LTD.
AMERIMAX UK, INC.

By:	/s/ R. Scott Vansant
	Name:	R. Scott Vansant
	Title:	Chief Financial Officer

AMERIMAX FINANCE COMPANY, INC.

By:	/s/ Mitchell B. Lewis
	Name:	Mitchell B. Lewis
	Title:	Chief Executive Officer

ARMSTRONG LOAN FUNDING, LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc., Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

BRENTWOOD CLO LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

LOAN FUNDING IV LLC.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

EASTLAND CLO, LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

GLENEAGLES CLO, LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

GRAYSON CLO, LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

GREENBRIAR CLO, LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

HIGHLAND CREDIT OPPORTUNITIES CDO LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

JASPER CLO, LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

LIBERTY CLO, LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

LONGHORN CREDIT FUNDING, LLC
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

RED RIVER CLO LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

ROCKWALL CDO LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

STRATFORD CLO, LTD.
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

TUNSTALL SPECIAL SITUATIONS MASTER FUND, L.P.
By: Tunstall GP, LLC,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

LOAN FUNDING VII LLC
By: Highland Capital Management, L.P.,
As Collateral Manager
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

WESTCHESTER CLO, LTD.
By: Highland Capital Management, L.P.,
As Collateral Servicer
By: Strand Advisors, Inc.,
Its General Partner

By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President, Strand Advisors, Inc., General Partner of Highland Capital Management, L.P.

LEVINE LEICHTMAN MANAGED FUNDS:

LEVINE LEICHTMAN CAPITAL PARTNERS DEEP VALUE FUND, L.P.

By:	/s/
Name:
	Title:	Authorized Signatory

CAL FUND CLO INVESTMENT 2008-1, LLC

By:	/s/
Name:
	Title:	Authorized Signatory

TC CAPITAL PARTNERS, L.P.

By:	/s/
Name:
	Title:	Authorized Signatory